Exhibit 10.2

EXECUTION COPY

CREDIT AGREEMENT

dated as of September 29, 2017,

among

PENN VIRGINIA HOLDING CORP.,

as Borrower,

PENN VIRGINIA CORPORATION,

as Holdings,

JEFFERIES FINANCE LLC,

as Administrative Agent, Collateral Agent and Sole Lead Arranger,

and

THE LENDERS NAMED HEREIN

as Lenders

$200,000,000

CREDIT AGREEMENT

This Credit Agreement dated as of September 29, 2017, is among Penn Virginia Holding Corp., a Delaware corporation (“Borrower”), Penn Virginia Corporation, a Virginia corporation (“Holdings”), the lenders party hereto from time to time (the “Lenders”), and Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for such Lenders.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Accountant” means (a) Deloitte Touche Tohamtsu, (b) Ernst & Young, (c) KPMG, (d) PricewaterhouseCoopers, (e) Grant Thornton LLP and (f) such other independent certified public accountants reasonably acceptable to the Administrative Agent.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties, (b) is superior in priority to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Prior Liens, (c) secures the Obligations, (d) is enforceable, except as such enforceability may be limited by any applicable Debtor Relief Laws, and (e) other than as to Excluded Perfection Collateral, is perfected.

“Account Control Agreement” shall mean, as to any Deposit Account or security account of any Loan Party held with a bank or other financial institution, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent, among the Loan Party owning such Deposit Account or security account, as applicable, the Collateral Agent, and such other bank or financial institution governing such Deposit Account or security account, as applicable.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which any Loan Party or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (by percentage or voting power) of, or a Control Percentage of, the Voting Securities of a Person.

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one-month period plus 1.00%; provided, that in no event shall the Adjusted Reference Rate be less than 0.00%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Eurodollar Rate or Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Eurodollar Rate or Federal Funds Rate.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent pursuant to Article VIII until its resignation or removal, and any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or such other form provided by a Lender and acceptable to the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Person payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith, or (b) any contract whereby any Person receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by such Person or Affiliate of such Person in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliate Transaction” has the meaning specified in Section 6.08.

“Agent Parties” has the meaning set forth in Section 9.09(c)(ii) hereof.

“Agreement” means this Credit Agreement, as the same may be further amended, supplemented, restated, and otherwise modified from time to time.

“Annual Reporting Package” has the meaning set forth in Section 5.06(a) hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Margin” means with respect to any Advance, a rate per annum equal to (a) for Eurodollar Rate Advances, 7.00% and (b) for Reference Rate Advances, 6.00%.

“Applicable Premium” has the meaning set forth in Section 2.05 hereof.

“Approved Fund” means any Fund that is administered, managed, advised or sub-advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages, advises or sub-advises a Lender.

“ASC” means FASB Accounting Standards Codification.

“Asset Sale Prepayment” has the meaning specified in Section 2.04(b)(i).

“Asset Sale Proceeds Prepayment Date” has the meaning specified in Section 2.04(b)(i).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Availability” means, at any time, an amount equal to the excess of (a) the lesser of (i) the Borrowing Base (if any) in effect at such time under the First Lien Credit Agreement and (ii) the aggregate “Commitments” (as defined in the First Lien Credit Agreement) in effect at such time of all First Lien Lenders under the First Lien Credit Agreement, minus (b) the sum of (i) the aggregate principal amount of all “Advances” (as defined in the First Lien Credit Agreement) outstanding on such date, plus (ii) the aggregate amount available to be drawn under all outstanding letters of credit issued under and pursuant to the First Lien Credit Agreement on such date (including all unreimbursed disbursements under any such letters of credit).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means United States Code, 11 U.S.C. §§ 101–1532.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means the “Borrowing Base” under and as defined in the First Lien Credit Agreement from time to time, or such Credit Facility that refinances or replaces the First Lien Credit Agreement.

“Borrowing Base Deficiency” means “Borrowing Base Deficiency” under and as defined in the First Lien Credit Agreement from time to time.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means “Cash Collateral Account” under and as defined in the First Lien Credit Agreement from time to time.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any Disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Restricted Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment (including, but not limited to, vehicles) the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the holders of the Equity Interests of Holdings as of the Closing Date) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings;

(b)    a majority of the members of the board of directors (or other equivalent governing body) of Holdings shall not constitute Continuing Directors;

(c)    there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of $5,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Holdings or any of its Restricted Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein;

(d)    Holdings ceasing to own directly or indirectly 100% of the Borrower; or

(e)    a Change in Control (as defined in the First Lien Credit Agreement) shall be deemed to have occurred under the First Lien Credit Agreement.

“Change in Control Declaration” has the meaning specified in Section 2.04(b)(ii).

“Change in Control Offer” has the meaning specified in Section 2.04(b)(ii).

“Change in Control Payment Date” has the meaning specified in Section 2.04(b)(ii).

“Change in Control Response Date” has the meaning specified in Section 2.04(b)(ii).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.03).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all “Collateral,” “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages and the Security Agreement, as applicable) or similar terms used in the Security Instruments; provided that, notwithstanding anything to the contrary in the Loan Documents, Collateral shall in no event include any Excluded Tax Collateral.

“Collateral Agent” means Jefferies Finance LLC, in its capacity as collateral agent pursuant to Article VIII until its resignation or removal, and any successor collateral agent appointed pursuant to Section 8.06.

“Commercial Lenders” means commercial banks engaged in oil and gas reserve-based lending as part of their respective businesses.

“Commitment” means, with respect to each Lender, its obligation to make an Advance to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Advance to be made by such Lender hereunder, as such commitment may be modified from time to time pursuant to Section 2.03 or Article VII or otherwise under this Agreement, including pursuant to assignments by or to such Lender pursuant to Section 9.07(b). The amount of each Lender’s Commitment on the Closing Date (before giving effect to the Borrowing on the Closing Date) is set forth opposite such Lender’s name on Annex I.

“Commitment Letter” means that certain Commitment Letter dated July 29, 2017, among the Administrative Agent and the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of

Holdings and its Restricted Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Restricted Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Restricted Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or any of its Restricted Subsidiaries or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to Holdings or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) any gain or loss from any Disposition of Property during such period, and (e) realized gains (or losses) on Hedge Contracts resulting from unscheduled unwinds, settlements or terminations of such Hedge Contracts. Further provided that the increase to Consolidated Net Income as a result of net income paid to Holdings or any of its Restricted Subsidiaries as described in clause (a) above shall not exceed 15% of Consolidated Net Income (after giving effect to such addition) for such period.

“Continuing Directors” means the board of directors (or equivalent governing body) of Holdings on the Closing Date and each other director (or equivalent) of Holdings, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of Holdings is approved by at least 51% of the then Continuing Directors.

“Contracts” means all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties, Operating Equipment, Fixture Operating Equipment, or Hydrocarbons now or hereafter covered hereby, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties, and all as such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time-to-time.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Voting Securities) of such Person having ordinary voting power which gives the direct or indirect holder of such Voting Securities the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Converting,” “Conversion,” “Converted” and “Conversion” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

“Credit Facility” means any oil and gas reserve-based revolving credit facility which (a) provides for advances of revolving loans only, without separate tranches of Indebtedness for borrowed money (other than swing line advances or letters of credit issued thereunder), and does not permit or provide for any non-pro rata repayments of the outstanding principal amount of Indebtedness with proceeds of Collateral (other than repayments of swing line advances and the cash collateralization of letters of credit thereunder), (b) the majority of the commitments under which at all times prior to the occurrence of an “event of default” thereunder (as such terms are defined therein) are held by Commercial Lenders, and (c) does not provide for any make-whole, prepayment premium or similar payments, in each case, as amended, modified, supplemented or restated, replaced, refunded or refinanced in whole from time to time, (provided that, unless an “event of default” thereunder has occurred, after giving effect to such restatement, replacement, refund or refinancing, the majority of the commitments continue to be held by Commercial Lenders), including by or pursuant to any agreement or instrument that extends the maturity of any Indebtedness thereunder, or increases the amount of available borrowings thereunder.

“Current Ratio” means, as of any date of determination, the ratio of (a) consolidated current assets of Holdings (including the unused amount of the Commitments, unless a Default exists, but excluding non-cash assets under ASC 815 and excluding Cash Collateral) to (b) consolidated current liabilities of Holdings (excluding (i) non-cash obligations under ASC 815, (ii) current maturities in respect of the Obligations, and (iii) non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.08(a) or (b), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Reference Rate Advances as provided in Section 2.08(a).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund its Pro Rata Share of any Advance required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” shall have the meaning given to the term in the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

“Disposition,” “Dispose” or “Disposed” means any sale, lease, transfer, assignment, farm-out, conveyance, release, abandonment, or other disposition of any Property (including the grant or transfer of any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), including any Casualty Event and the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of Holdings’ Subsidiaries other than statutory or directors qualifying shares.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or other Property or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided that if such Equity Interests is issued pursuant to a plan for the benefit of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holding or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (i) those Persons identified by the Borrower (or one of its Affiliates) to the Administrative Agent in writing on or prior to July 29, 2017 (and such Persons’ Affiliates clearly identifiable as such solely on the basis of their names), (ii) competitors (and such competitors’ sponsors and Affiliates identified in writing or clearly identifiable as such solely on the basis of their names, other than a sponsor or Affiliate that is a Bona Fide Debt Fund) of the Borrower separately identified by the Borrower to the Administrative Agent in writing from time to time and (iii) any Affiliate of any competitor described in clause (ii) that is identified by the Borrower to the Administrative Agent in writing from time to time or reasonably identifiable solely by name as an Affiliate of such Person, other than an Affiliate of such Person that is a Bona Fide Debt Fund; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Advances from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) or (iii) above shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect the same Business Day such notice is received by the Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“EBITDAX” means, for any period, without duplication, the amount equal to:

(a)    Consolidated Net Income for such period; plus

(b)    the sum of the following, to the extent deducted in determining Consolidated Net Income for such period, (i) Interest Expense, (ii) income and franchise Taxes, (iii) depreciation, amortization, depletion, exploration expenses, and other non-cash charges and non-cash losses for such period, including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and non-cash charges resulting from the requirements of ASC 410, 718 and 815 (except, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future), and including losses from Dispositions (other than Dispositions of Hydrocarbons in the ordinary course of business), and (iv) unusual and non-recurring losses reasonably acceptable to the Administrative Agent; minus

(c)    all non-cash gains and non-cash items which were included in determining such Consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); minus

(d)    unusual and non-recurring gains which were included in determining such Consolidated Net Income;

provided that, such EBITDAX shall be determined on a Pro Forma Basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is (currently or hereafter), or within the prior seven (7) years was, maintained or contributed to by any Loan Party or any current or former ERISA Affiliate.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Engineering Report Volumes” means, as of any date of determination, the anticipated volume of production of oil, gas or natural gas reserves, as applicable, from the Oil and Gas Properties of the Loan Parties as reflected in the Engineering Report most recently delivered pursuant to Section 5.06(d) prior to such date of determination.

“Environment” or “Environmental” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance or violation, investigations or proceedings arising as a result of any actual or alleged violation of or liability under any Environmental Law or relating to any Permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to public health, safety or the Environment.

“Environmental Law” means any Legal Requirement relating to (a) the protection of human health and safety from environmental hazards or exposure to Hazardous Materials, (b) the protection, conservation, management or use of the Environment, natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, processing, possession, distribution, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) the prevention of pollution and includes, without limitation, the following federal statutes and the regulations promulgated thereunder: CERCLA, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., and any state or local laws and regulations similar thereto, as each of the foregoing has been amended.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance by Holdings of shares of its Equity Interests (other than Disqualified Stock and other than to any Subsidiary of Holdings).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) who together with any Loan Party or any of its Restricted Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1.00%) equal to the interest rate per annum set forth on the Reuters Screen LIBOR01 or LIBOR02 page (or any replacement page) as the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other authority that takes over the administration of such rate), for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that, if such quotation is not available for any reason, the Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the London branch of a Lender chosen by the Administrative Agent to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided further that, if the Eurodollar Base Rate determined pursuant to the foregoing provisions would otherwise be less than 1.00% per annum, then “Eurodollar Base Rate” shall be deemed to be 1.00% per annum.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.08(b).

“Eurodollar Rate Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Offer” means a registered offer to exchange outstanding senior unsecured notes for new senior unsecured notes (the “exchange notes”) having terms substantially identical in all material respects to such outstanding senior unsecured notes (except that the exchange notes shall not contain any transfer restrictions).

“Excluded Funds” means cash and cash equivalents held in any of the following accounts: (a) accounts designated solely for payroll or employee benefits, (b) Cash Collateral Accounts, (c) trust accounts held exclusively for the payment of taxes of the Borrower or any Guarantor, and (d) suspense or trust accounts held exclusively for royalty and working interest payments owing to third parties.

“Excluded Perfection Collateral” shall mean collectively (a) cash and cash equivalents constituting Excluded Funds, (b) commercial tort claims where the amount of damages expected to be claimed is less than $250,000 in the aggregate, (c) letter of credit rights to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC and the amount thereof is less than $250,000 in the aggregate, (d) Certificated Equipment and (e) any other Property with respect to which either (i) the First Lien Agent or (ii) the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property outweighs the benefit of the Lien afforded thereby and, in the case of (i), such Property shall only constitute Excluded Perfection Collateral hereunder to the extent a Lien on such Property is not perfected under the First Lien Documents.

“Excluded Properties” means the “Excluded Collateral,” as defined in the Security Agreement, which includes (a) Excluded Trademark Collateral, as defined therein, (b) Excluded Contracts, as defined therein, and (c) Excluded PMSI Collateral, as defined therein.

“Excluded Subsidiary” means any Restricted Subsidiary that is not required to become a Guarantor pursuant to Section 5.08(a).

“Excluded Tax Collateral” means voting equity interests constituting more than 65% of the total outstanding voting equity interests of a controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”) or a Foreign Holding Company and any property or assets of any CFC (whether held directly or indirectly).

“Excluded Tax Subsidiary” means (i) a CFC, (ii) a Foreign Holding Company and (iii) any subsidiary of any CFC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted median of the rates on overnight federal funds transactions with members of the Federal Reserve System reported by depository institutions on such day for individual transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent, and (c) in any event, the Federal Funds Rate shall not be less than zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means, collectively, (a) that certain fee letter dated July 29, 2017 among the Administrative Agent and the Borrower and (b) that certain fee letter dated September 29, 2017 among the Administrative Agent, the Borrower and the Lenders party hereto on the Closing Date.

“FERC” has the meaning set forth in Section 4.23(e) hereof.

“First Lien Agent” means Wells Fargo Bank, National Association or such other Person serving in the capacity as the administrative agent under the First Lien Credit Agreement, or their respective successors or assigns, to the extent permitted under the First Lien Credit Agreement and the Intercreditor Agreement.

“First Lien Credit Agreement” means the credit agreement dated as of September 12, 2016 among the Borrower, Holdings, the First Lien Lenders, and the First Lien Agent, as amended by the Revolver Amendment and as otherwise in effect on the Closing Date, and as further amended, restated, refinanced, supplemented, or otherwise modified but only to the extent permitted under the terms of the Intercreditor Agreement; provided that, for the avoidance of doubt, the First Lien Credit Agreement shall at all times constitute a Credit Facility, and the Indebtedness incurred thereunder shall at all times constitute First Lien Debt.

“First Lien Debt” means Indebtedness incurred in accordance with Section 6.02(b) and secured pursuant to Section 6.01(p).

“First Lien Lenders” means the lenders party to the First Lien Credit Agreement from time to time.

“First Lien Loan Documents” means the definitive documentation (including any promissory notes, security documents, and each other agreement, instrument, certificate, or document) in respect of any First Lien Debt (including, for the avoidance of doubt, the First Lien Credit Agreement) executed by Holdings, the Borrower, any of its Restricted Subsidiaries, or any of their respective officers at any time in connection with such First Lien Debt.

“Fixture Operating Equipment” means any of the items described in the first sentence of the definition of “Operating Equipment,” which, as a result of being incorporated into realty or structures or improvements located therein or thereon, with the intent that they remain there permanently, constitute fixtures under the laws of the state in which such equipment is located.

“Flood Insurance Regulations” has the meaning set forth in Section 9.21 hereof.

“Foreign Holding Company” means any entity substantially all of the assets of which consist directly or indirectly of equity interests (or equity interests and debt interests) in one or more CFCs.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Unit” has the meaning set forth in Section 101(27) of the Bankruptcy Code.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantor” means (a) Holdings, (b) each Restricted Subsidiary of Holdings (other than Excluded Subsidiaries) and (c) each Restricted Subsidiary of Holdings that voluntarily executes a Guaranty, provided that, notwithstanding anything in the Loan Documents, Guarantor shall in no event include any Excluded Tax Subsidiary.

“Guaranty” means a guaranty agreement substantially the form of the attached Exhibit B and executed by a Guarantor.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the Environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or Release of which requires a Permit under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides solely for the sale by any Loan Party or any Restricted Subsidiary of physical Hydrocarbons in exchange for cash in the ordinary course of its business.

“Hedge Event” means any novation, assignment, unwinding, termination, expiration or amendment of a Hedge Contract.

“Hedge Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender).

“Holdings” has the meaning set forth in the introductory paragraph hereof.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower which individually has less than $5,000,000, and in the aggregate with all other Immaterial Subsidiaries has less than $20,000,000, of assets and quarterly revenues, in each case, based on the most recently quarterly financial statements available to the Borrower.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)    the Attributable Indebtedness of such Person and all outstanding payment obligations with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;

(g)    all obligations of any such Person in respect of Disqualified Equity Interests;

(h)    all obligations of such Person under any Hedge Contract;

(i)    all Guarantees of any such Person with respect to any of the foregoing;

(j)    the outstanding attributed principal amount under any asset securitization program; and

(k)    obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business, including obligations of such Person owing in connection with any Advance Payment Contract.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such

Indebtedness is expressly made non-recourse to such Person. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.02(a) hereof.

“Independent Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) DeGolyer and MacNaughton or (d) any other independent petroleum engineering firm selected by the Borrower and reasonably acceptable to the Majority Lenders.

“Independent Engineering Report” means any “Independent Engineering Report” as defined in and delivered to the First Lien Agent under the First Lien Credit Agreement or, if no such report is delivered thereunder, then a report, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer with respect to the Proven Reserves owned by any Loan Party or any Restricted Subsidiary (or to be acquired by any Loan Party or any Restricted Subsidiary, as applicable), which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the Present Value, (d) contain an attendant reserve database capable of producing a match of the reserves, and (e) contain such other information as is customarily obtained from and provided in such reports.

“Initial Acquisition” means the acquisition on or after the Closing Date by Holdings, directly or through one or more of its Restricted Subsidiaries, from the Seller of the Lavaca Assets pursuant to the Purchase Agreement.

“Intercreditor Agreement” means an Intercreditor Agreement in form and substance satisfactory to the Administrative Agent and the Lenders, among the Administrative Agent, the First Lien Agent, and the Loan Parties.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDAX to (b) Interest Expense.

“Interest Expense” means, for the Borrower and its consolidated Restricted Subsidiaries for any period, total interest expense incurred in connection with any Indebtedness for such period, whether paid or accrued, including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases and Synthetic Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP, and (b) all interests, dividends, distributions, or other payments made in respect of preferred Equity Interests.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Indebtedness of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)    the Borrower may not select any Interest Period which ends after the Maturity Date;

(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means any “Internal Engineering Report” as defined in and delivered to the First Lien Agent under the First Lien Credit Agreement or, if no such report is delivered thereunder, then a report that is in form and substance reasonably satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party or any Restricted Subsidiary (or to be acquired by any Loan Party or any Restricted Subsidiary, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the Administrative Agent in good faith, (d) contain an attendant reserve database capable of producing a match of the reserves, and (e) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Investment” means, as to any Person, any direct or indirect purchase, acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of substantially all or a portion of the business or assets of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any cash repayments of loans or cash return of Investments.

“Lavaca Assets” means those Oil and Gas Properties more specifically described in the Purchase Agreement.

“Lead Arranger” means Jefferies Finance, LLC, in its capacity as lead arranger.

“Lease Operating Statement” means a statement, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower with respect to the Oil and Gas Properties owned by any Loan Party or any Restricted Subsidiary (or to be acquired by any Loan Party or any Restricted Subsidiary, as applicable), which statement shall contain production, revenue, and expense data for the time period covered by such statement and such other information reasonably requested by the Administrative Agent or any Lender.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or Permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X, which is applicable to such Person.

“Lender” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.14 or 9.07.

“Lender Parties” means Lenders, the Lead Arranger, the Administrative Agent and the Collateral Agent.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Holdings’ consolidated Indebtedness (other than (i) Indebtedness under surety bonds, performance bonds, and other similar bonds and (ii) Indebtedness under Hedge Contracts) on such date to (b) consolidated EBITDAX for the four fiscal quarters most recently ended.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Synthetic Lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 120 days from the date of any acquisition thereof;

(b)    (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 120 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Restricted Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c)    deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d)    repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Instruments, the Fee Letters, the Intercreditor Agreement, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement. For the avoidance of doubt, “Loan Documents” does not include Hedge Contracts.

“Loan Party” means the Borrower and each Guarantor.

“Majority Lenders” means Lenders holding more than 50% of the aggregate unpaid principal amount of the Advances; provided that, (a) if no Advances are then outstanding, “Majority Lenders” shall mean Lenders having more than 50% of the aggregate Commitments at such time; (b) the Commitments of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all of the Lenders are Defaulting Lenders; and (c) at any time there are fewer than five Lenders but more than one Lender at least two, non-Affiliated Lenders, each holding not less than $5,000,000 aggregate unpaid principal amount of the Advances (or if no Advances are then outstanding, not less than $5,000,000 in the aggregate Commitments), will be required to constitute Majority Lenders.

“Make-Whole Amount” means, with respect to any Advances repaid or prepaid under Sections 2.04(a) or 2.04(b)(ii), and if applicable, upon any acceleration of the Obligations pursuant to Sections 7.02 or assignment of Advances of any Lender under Section 2.14, whether voluntary or mandatory, on any prepayment, repayment, acceleration or assignment date, the greater of: (a) 1.0% of the principal amount of the Advances repaid, prepaid, accelerated or assigned; and (b) the excess of: (i) the Present Value at such repayment, prepayment or assignment date of (A) the Applicable Premium on such Advances on the first anniversary of the Closing Date plus (B) the aggregate interest that would have accrued on such Advances from the date of such repayment, prepayment or assignment (assuming that the rate for Eurodollar Rate Advances prevailing at the time of the notice of repayment, prepayment or assignment applies throughout such period) through the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such repayment, prepayment or assignment), such Present Value to be computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the repayment, prepayment or assignment date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over (ii) the principal amount of such Advances.

“Material Adverse Change” means any material adverse change in, or material adverse effect on, (a) the business, property, operations, or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower and Guarantors, taken as a whole, to perform any of their obligations under this Agreement and the other Loan Document to which any of them is a party, (c) the validity or enforceability of any of this Agreement and the other Loan Documents or (d) the rights or remedies of or benefits available to the Agent, any other agent or the Lenders under this Agreement and the other Loan Documents.

“Material Debt” has the meaning set forth in Section 5.08(a) hereof.

“Maturity Date” means September 29, 2022.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Party in substantially the form of the attached Exhibit C-1 or Exhibit C-2, as applicable, or such other form as may be reasonably requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by any Loan Party.

“Mortgage Requirement” means a requirement that the Loan Parties shall have granted to the Collateral Agent (for its benefit and the benefit of the Secured Parties) an Acceptable Security Interest in Oil and Gas Properties of the Loan Parties constituting at least (a) 95% of the Present Value of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and the Oil and Gas Properties relating thereto, and (b) at least 95% of the Present Value of the Borrower’s and its Restricted Subsidiaries’ other Oil and Gas Properties, in each case, as evaluated in the information delivered pursuant to Section 3.01(d) or the most recently delivered Engineering Report; provided that, to the extent the First Lien Lenders agree to a minimum mortgage requirement that is less than the foregoing, the “Mortgage Requirement” hereunder shall be automatically reduced to such lower requirement; provided further that in no event shall the “Mortgage Requirement” hereunder be less than (i) at least 80% of the Present Value of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and the Oil and Gas Properties relating thereto, and (ii) at least 80% of the Present Value of the Borrower’s and its Restricted Subsidiaries’ other Oil and Gas Properties, in each case, as evaluated in the most recently delivered Engineering Report.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition (other than Dispositions constituting Investments permitted pursuant to Section 6.06(f) in an aggregate amount not to exceed $75,000,000) or Casualty Event, all cash and Liquid Investments received (directly or indirectly) by any Loan Party or any Subsidiary from such Disposition after payment of all reasonable out of pocket fees and expenses actually incurred by such Loan Party or such Subsidiary directly in connection with such Disposition minus (a) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), minus (b) if applicable, the principal amount of any Indebtedness that is secured (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) by such asset (if any) and that is required to be repaid in connection with such Disposition or Casualty Event thereof (other than the Advances), and minus (c) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition

(other than any taxes deducted pursuant to clause (a) above) (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that so long as no Event of Default has occurred and is continuing, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso); it being further understood that such proceeds shall constitute Net Cash Proceeds notwithstanding any investment notice if an Event of Default has occurred and is continuing at the time of a proposed reinvestment, unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no such Event of Default was continuing; provided, further, that (x) the proceeds realized in any single transaction (or series of related transactions) shall not constitute Net Cash Proceeds unless the amount of such proceeds exceeds $20,000,000 and (y) only the aggregate amount of proceeds (excluding, for the avoidance of doubt, proceeds described in the preceding clause (x)) in excess of $30,000,000 in any fiscal year shall constitute Net Cash Proceeds. For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Subsidiary shall be disregarded.

“Non-Consenting Lender” means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that (i) requires the consent of each Lender and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness:

(a)    as to which none of Holdings, the Borrower nor any of the Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender, other than, in each case, (x) pledges of Equity Interests in any Unrestricted Subsidiary or (y) Investments permitted under Section 6.06; and

(b)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

“Notes” means a promissory note of the Borrower payable to any Lender in the amount of such Lender’s Commitment, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing substantially in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation substantially in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“O&G Definitions” means the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, premiums (including any Applicable Premium) and other amounts payable by the Borrower, any Guarantor or any of their respective Restricted Subsidiaries to the Administrative Agent, the Collateral Agent, or the Lenders under the Loan Documents, including any postpetition interest in the event of a bankruptcy, to the extent such interest is enforceable by applicable Legal Requirement.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Operating Equipment” means all surface or subsurface machinery, equipment, facilities, supplies or other Property of whatsoever kind or nature now or hereafter located on any of the Property affected by the Oil and Gas Properties which are useful for the production, treatment, storage or transportation of Hydrocarbons, including all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, gun barrels, flow lines, pipelines, tanks, gas systems (for gathering, treating and compression), water systems (for treating, disposal and injection), supplies, derricks, wells, power plants, poles, cables, wires, meters, processing plants, compressors, dehydration units, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks, shipping facilities and all additions, substitutes and replacements for, and accessories and attachments to, any of the foregoing. Operating Equipment shall not include any items incorporated into realty or structures or improvements located therein or thereon in such a manner that they no longer remain personalty under the laws of the state in which such equipment is located.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment required by the Borrower pursuant to Section 2.14).

“Participant” has the meaning set forth in Section 9.07(d) hereof.

“Participant Register” has the meaning set forth in Section 9.07(d) hereof.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means, as of any date of determination, oil and gas mineral interests that, in accordance with the O&G Definitions, are classified as “proved developed and producing” in the most recently delivered Independent Engineering Report.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a)    no less than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period of time as the Administrative Agent may agree to in its sole discretion), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(b)    such Acquisition is not hostile;

(c)    the Person or business to be acquired shall be in a line of business permitted pursuant to Section 6.11;

(d)    if such Acquisition is a merger or consolidation, the Borrower or a Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)    if an increase in the Borrowing Base is to be effected in connection with such Acquisition on the date of such Acquisition, the Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 5.08 concurrent with the delivery of analogous documents to the First Lien Agent notwithstanding the time frames required under Section 5.08;

(f)    no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period of time as the Administrative Agent may agree to in its sole discretion), the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that on a Pro Forma Basis calculated in a manner acceptable to the Administrative Agent (as of the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) (i) the Interest Coverage Ratio is not less than 3.00 to 1.00, (ii) the Current Ratio is not less than 1.00 to 1.00, and (iii) the Leverage Ratio shall be at least 0.25 below the then applicable ratio set forth in Section 6.17(a) of the First Lien Credit Agreement;

(g)    no later than one (1) Business Day (or such shorter period as the Administrative Agent may agree to in its sole discretion) prior to the proposed closing date of such Acquisition, the Borrower, to the extent reasonably requested by the Administrative Agent, shall have delivered to the Administrative Agent copies of substantially final Permitted Acquisition Documents;

(h)    no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(i)    after giving effect to the Acquisition (including any increase to the Borrowing Base resulting therefrom), Availability shall be no less than 15% of the then effective Borrowing Base; and

(j)    the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition (or will be satisfied within the time periods otherwise required above).

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other primary agreement evidencing such Acquisition, including, without limitation, all legal opinions and any material amendment, modification or supplement to any of the foregoing.

“Permitted Asset Swap” means the Disposition of Oil and Gas Properties made by a Loan Party or any Restricted Subsidiary in exchange for other Oil and Gas Properties so long as each of the following conditions are met: (a) such exchange is made with a Person (the “transferee”) that is not an Affiliate of any Loan Party or any Restricted Subsidiary, (b) if the Oil and Gas Properties being Disposed of are Collateral, then the Oil and Gas Properties received shall also be pledged as Collateral pursuant to Mortgages, (c) no Proven Reserves are attributable to the Disposed Oil and Gas Properties, and (d) the fair market value of the Disposed Oil and Gas Properties are substantially equivalent to the fair market value of the received Oil and Gas Properties (in any case, as reasonably determined by the board of directors or the equivalent governing body of the Borrower, or its designee, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect).

“Permitted Liens” means the Liens permitted under Section 6.01; provided that (1) Liens described in clauses (d) and (g) of Section 6.01 shall remain “Permitted Liens” only for so long as no action to enforce such Lien has been commenced or such Liens are being diligently contested in good faith by appropriate proceedings and adequate reserves have been made in accordance with GAAP, and (2) no intention to subordinate the priority of the Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of any Permitted Liens.

“Permitted Prior Liens” means the Permitted Liens permitted under paragraphs (b) through (i), (l), (m), (o), (p) and (q) of Section 6.01.

“Permitted Refinancing Debt” means unsecured Indebtedness of any of the Loan Parties (for purposes of this definition, “new Debt”) incurred in exchange for (other than pursuant to an Exchange Offer), or proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of any of the Loan Parties (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on the Refinanced Debt and any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated final maturity no earlier than the sooner to occur of (i) the date that is 91 days after the Maturity Date (as in effect on the date of incurrence of such new Debt) and (ii) the stated final maturity date of the Refinanced Debt; (c) such new Debt has an average life at the time such new Debt is incurred that is no shorter than the shorter of (i) the period beginning on the date of incurrence of such new Debt and ending on the date that is 91 days after the Maturity Date (as in effect on the date of incurrence of such new Debt) and (ii) the average life of the Refinanced Debt at the time such new Debt is incurred; (d) the covenants of such new Debt, when taken as a whole, are not materially more onerous to the Loan Parties than those imposed by the Refinanced Debt, as determined in good faith by a Responsible Officer; (e) if the Refinanced Debt was subordinated in right of payment to the Obligations or the guarantees under the Guaranty, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Obligations (or, if applicable, the guarantees under the Guaranty) to at least the same extent as the Refinanced Debt; and (f) the primary obligations with respect to such new Debt may not be incurred by any Loan Party other than a Loan Party that was an obligor on the Refinanced Debt.

“Permitted Tax Distributions” means Restricted Payments in the form of cash made by (i) the Borrower to Holdings in an amount equal to the net income Tax liabilities of Holdings, attributable solely to the earnings of the Borrower and its Restricted Subsidiaries and earnings of any of Borrower’s Unrestricted Subsidiaries (to the extent Borrower has received cash in respect of the net income Tax liabilities of Holdings attributable to the earnings of such Unrestricted Subsidiaries directly or indirectly from such Unrestricted Subsidiaries) for such Tax years in which the Borrower is a pass-through entity owned by Holdings or a member of a consolidated or similar group with Holdings for Tax purposes (calculated for the avoidance of doubt after taking into account any net operating loss carryovers and similar tax attributes available to Holdings from any source); provided that, in no event shall such amount exceed the amount actually required to be paid by Holdings in income tax attributable to such earnings and (ii) any Subsidiary of Borrower directly or indirectly to Borrower in order to enable Borrower to make the distribution described in clause (i).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Platform” has the meaning set forth in Section 9.09(c)(i) hereof.

“Present Value” means, as of any date of determination, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of the Loan Parties’ Proven Reserves which is:

(a)    calculated in accordance with the SEC guidelines but using Strip Prices for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub);

(b)    discounted using an annual discount rate of 10%;

(c)    as set forth in the mostly recently delivered Independent Engineering Report;

(d)    adjusted to give effect to the Hedging Agreements permitted by this Agreement as in effect on the date of such determination; and

(e)    in all cases, adjusted to give pro forma effect to all acquisitions, extensions, discoveries and other additions and upward revisions of estimates of Proven Reserves, and all estimated Proven Reserves produced or disposed of, or downward revisions of estimates of Proven Reserves, in each case, since the date of the mostly recently delivered Independent Engineering Report.

“Pro Forma Basis” means, with respect to any Person, for any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDAX, effect shall be given to any Disposition, acquisition, Investment, merger, amalgamation, consolidation, any Restricted Payment, any designation of any Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, and any other adjustments set forth in the definition of “EBITDAX” (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case, that occurred during the Reference Period or thereafter and through and including the date upon which the applicable Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated, (ii) in making any determination on a Pro Forma Basis, (A) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period or thereafter (through and including the date upon which the applicable Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (B) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (A), bearing floating interest rates shall be computed on a Pro Forma Basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) any designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary shall be given effect as of the first day of the relevant Reference Period.

“Pro Rata Share” means, with respect to any Lender, the ratio (expressed as a percentage) of the outstanding Advances owing to such Lender to the aggregate outstanding Advances owing to all such Lenders.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means oil and gas mineral interests that, in accordance with the O&G Definitions, are classified as “Proven Reserves” in the most recently delivered Independent Engineering Report.

“Purchase Agreement” means that certain Purchase Agreement dated as of July 29, 2017 between the Seller and Penn Virginia Oil & Gas, L.P.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Reporting Package” has the meaning set forth in Section 5.06(b).

“Realty Collateral” has the meaning set forth in the Mortgages.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Reference Period” has the meaning set forth in the definition of “Pro Forma Basis”.

“Reference Rate” means the rate published by The Wall Street Journal (or any successor publication), from time to time as the “U.S. prime lending rate”.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.08(a).

“Register” has the meaning set forth in Section 9.07(c) hereof.

“Regulation U” mean Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulations T, U, and X” mean Regulations T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” or “Released” means any depositing, spilling, leaking, seepage, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersing, injecting, escaping, leaching, dumping, disposing, emanating, or migrating of any Hazardous Material in, into, onto or through the Environment.

“Resignation Effective Date” has the meaning set forth in Section 8.06(a) hereof.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) on account of any Equity Interest of such Person, including in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such common Equity Interests.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Returns” has the meaning set forth in Section 4.10(b).

“Revolver Amendment” means an amendment to the First Lien Credit Agreement which permits inter alia the incurrence of the Indebtedness hereunder and the terms thereof, and the granting of the liens on the Collateral with the priority contemplated in the Loan Documents, in each case, in a manner reasonably acceptable to the Administrative Agent.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Security Agreement” means the Pledge and Security Agreement, in substantially the form of the attached Exhibit G, executed by the Borrower, any of its Restricted Subsidiaries, or any of the Guarantors, and if applicable, the Collateral Agent.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Security Agreement, (c) the Account Control Agreements, (d) each other agreement, instrument or document executed at any time in connection with the documents and agreements listed in (a) through (c) above, and (e) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Seller” means Devon Energy Production Company, L.P., an Oklahoma limited partnership.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of the date of any determination, that on such date (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their liabilities, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts as such debts become absolute and matured, (c) the Borrower and its Subsidiaries on a consolidated basis, are able to pay their debts and liabilities, contingent or otherwise, as such liabilities mature in the ordinary course of business, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means those representations and warranties of the Borrower and the Guarantors in Sections 4.01, 4.02, 4.04, 4.09, 4.19, 4.22 and 4.29.

“Strip Prices” means, as of any date of determination, the forward month prices as of the last Business Day of the fiscal year or fiscal quarter of Holdings immediately preceding such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fifth year, as such prices are (a) quoted on the NYMEX (or its successor) as of the date of determination and (b) adjusted, in good faith by the Borrower, for any basis differential as of the date of determination, without future escalation; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with

GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Group” has the meaning set forth in Section 4.10(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following: (a) a “reportable event” described in Section 4043 of ERISA with respect to a Pension Plan for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the failure with respect to any Pension Plan to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, or (d) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (e) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, or (f) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (g) the occurrence of any event or condition which might constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (h) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (i) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA, or (j) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, or (k) the receipt by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA), or (l) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (m) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Trade Date” has the meaning set forth in Section 9.07(b)(i) hereof.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date.

“Type” has the meaning set forth in Section 1.04.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.13(f)(ii)(B) hereof.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Subsidiary” means any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(a)    has no Indebtedness other than Non-Recourse Debt;

(b)     except as permitted by Section 6.08, is not party to any agreement, contract, arrangement or understanding with Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(c)    is a Person with respect to which none of Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)     has not guaranteed or otherwise directly or indirectly provided credit support for or otherwise become restricted pursuant to the terms of any Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers (or the individuals performing similar functions) of such limited liability company.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Balance Account” means a zero balance account of a Loan Party maintained with any commercial bank; provided that, (a) such account must have the zero balance function active at all times, (b) no Loan Party may have the ability to disable the zero balance function on such account, and (c) such account may not contain a balance of more than $0 for more than twenty four hours (for the avoidance of doubt, (i) zero balance accounts shall be considered Deposit Accounts and (ii) should any Deposit Account fail to meet any of the requirements in the foregoing proviso, then such Deposit Account shall cease to be a Zero Balance Account at such time and shall be subject to the applicable requirements of Section 6.23).

Section 1.02    Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03    Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2016 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2016, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.04    Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance as determined in accordance with Section 2.02.

Section 1.05    UCC Terms. Terms defined in the UCC in effect on the date hereof and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.06    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07    Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.08    Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

TERM LOAN

Section 2.01    Commitment for Advances.

(a)    Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Advance to the Borrower on the Closing Date in an amount for each Lender equal to such Lender’s Commitment. Any Advances repaid may not be reborrowed.

(b)    Evidence of Indebtedness. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Notwithstanding anything to the contrary herein, in the event of a conflict between this Section 2.01(b), on the one hand, and the Register or Participant Register provisions of Sections 9.07(c) or (d), on the other hand, such provisions of Sections 9.07(c) or (d), as applicable, shall govern.

Section 2.02    Method of Borrowing.

(a)    Notice. The Borrowing on the Closing Date shall be made pursuant to a Notice of Borrowing given by Borrower to Administrative Agent not later than (i) 12:00 p.m. (New York City time) on the second Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 11:00 a.m. (New York City time) on the Business Day of the proposed Borrowing, in the case of a Reference Rate Advance, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. The Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the requested Interest Period for each such Advance; provided that, all Borrowings to be made on the Closing Date shall consist only of Reference Rate Advance (which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Rate Advances) unless a breakfunding agreement reasonably satisfactory to the Administrative Agent has been executed by the Borrower concurrent with the delivery of such Notice of Borrowing. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.08(b). Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.09, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s pro rata share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)    Conversions and Continuations. In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (New York City time) (i) on the Business Day of the proposed Conversion date in the case of a Conversion to a Reference Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by facsimile or by electronic mail (with a PDF file of the executed Notice of Conversion or Continuation attached), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Rate Advance, notify each Lender of the applicable interest rate under Section 2.08(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)    Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i)    at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Rate Advances;

(ii)    if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of any Legal Requirement after the date hereof, or any change in or in the interpretation of any Legal Requirement as in effect on the date hereof, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

(iii)    if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv)    if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(v)    if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Eurodollar Rate Advances with an Interest Period of one month or, if an existing Advance, Convert into Reference Rate Advances; and

(vi)    no Borrowing may be made as, continued as or Converted into, Eurodollar Rate Advances at any time that a Default has occurred and is continuing.

(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder shall be irrevocable and binding on the Borrower.

(e)    Funding by Lenders; Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Lender will not make such payment, the Administrative Agent may assume that such Lender has timely made such payment and the Administrative Agent may (and in the case of the Borrowing on the Closing Date, shall), in reliance upon such assumption, make available a corresponding amount to the Person entitled thereto. If and to the extent that such Lender shall not have so made such payment available to the Administrative Agent, such Lender agrees to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the applicable Person until the date such amount is repaid to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s payment required hereunder for purposes of this Agreement even though not made on the day required hereunder.

(f)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate.

Section 2.03    Termination of the Commitments. The Commitments shall terminate on the Closing Date (after giving effect to the Borrowing occurring on such date).

Section 2.04    Prepayment of Advances.

(a)    Optional. The Borrower shall have no right to optionally prepay any principal amount of any Advance except as provided in this Section 2.04(a) and all notices given pursuant to this Section 2.04(a) shall be irrevocable and binding upon the Borrower (provided that any such notice as to the repayment in full of all outstanding Advances may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied). Each payment of any Advance pursuant to this Section 2.04(a) shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.15. The Borrower may, to the extent permitted under the First Lien Credit Agreement and the Intercreditor Agreement, prepay the Advances, after giving by 12:00 p.m. (New York City time), (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, any Applicable Premium, and amounts if any, required to be paid pursuant to Section 2.10; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $2,000,000 and in integral multiples of $500,000 in excess thereof.

(b)    Mandatory Offers to Prepay Loans.

(i)    If any Loan Party receives Net Cash Proceeds from any Disposition or any Casualty Event (other than Dispositions permitted by Sections 6.04(c)(i) through (iv), (vi) and (vii)), to the extent it is not required (whether as a condition to making the Asset Sale Prepayment or otherwise) to apply an amount equal to such Net Cash Proceeds to prepay or cash collateralize obligations under the First Lien Credit Agreement, the Borrower shall, within 20 days from the date of receipt of such Net Cash Proceeds (the “Asset Sale Proceeds Prepayment Date”) (subject to Section 2.04(b)(iii)), prepay (or cause to be prepaid) (an “Asset Sale Prepayment”) the aggregate outstanding principal amount of Advances plus the accrued but unpaid interest thereon to the Asset Sale Proceeds Prepayment Date plus the Applicable Premium, if any, that may be paid with an amount equal to 100% of such Net Cash Proceeds.

(ii)    On or prior to the date which is 30 days after the occurrence of a Change in Control, the Borrower shall offer to prepay (or cause to be offered to be prepaid) (a “Change in Control Offer”) all (and not less than all) of the Advances outstanding hereunder. The Change in Control Offer shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) make reference to this Section 2.04(b)(ii) and state that, unless such Lender makes a declaration of its intent to have its Advances prepaid as provided below, the principal amount of such Advances shall not be prepaid, (iii) specify the date (the “Change in Control Response Date”) by which such Lender must respond to such Change in Control Offer pursuant to this Section 2.04(b)(ii) in order to have its Advances prepaid (which shall not be earlier than ten days after delivery of the Change in Control Offer). The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s Change in Control Offer, and of the amount of such Lender’s Pro Rata Share of the prepayment. All Advances of each Lender shall be prepaid, together with accrued interest thereon and the Applicable Premium, if any, within 30 days after the delivery of the Change in Control Offer (the “Change in Control Payment Date”), if such Lender delivers to the Borrower no later than the Change in Control Response Date a notice (a “Change in Control Declaration”) to prepay such Lender’s Advances. The Borrower shall prepay (or cause to be prepaid) in full on the Change in Control Payment Date all Loans for which a Change in Control Declaration has been issued, together with accrued interest and the Applicable Premium thereon. In the event that a Change in Control Offer is given and any Lender fails to provide a Change in Control Declaration within the time period set forth above, the Advances of such Lender shall not be prepaid.

(iii)    The Borrower shall notify the Administrative Agent in writing of any prepayment pursuant to clause (i) of this Section 2.04(b) at least 15 days prior to the Asset Sale Proceeds Prepayment Date (or such shorter time as the Administrative Agent may agree). Each such notice shall specify the Asset Sale Proceeds Prepayment Date and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice, and of the amount of such Lender’s Pro Rata Share of the prepayment. Each Lender will have the right to refuse any prepayment pursuant to Section 2.04(b)(i) by giving written notice of such refusal to the Administrative Agent within ten days after such Lender’s receipt of notice from the Administrative Agent of such notice of prepayment (such refused amounts, the “Declined Proceeds”). The Borrower shall make all such prepayments (other than Declined Proceeds) on the Asset Sale Proceeds Prepayment Date. The Borrower may retain such Declined Proceeds and apply them in a manner not prohibited by this Agreement.

(iv)    Each prepayment pursuant to this Section 2.04(b) shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of such prepayment and the Applicable Premium, if any, and amounts required to be paid pursuant to Section 2.10. Each prepayment under this Section 2.04(b) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

Section 2.05    Payment of Applicable Premium. With respect to each repayment or prepayment of Advances under Sections 2.04(a) and 2.04(b)(ii), and if applicable, upon any acceleration of any of the Obligations pursuant to Sections 7.02 (whether or not such acceleration is upon demand or automatic, as a result of any event of default or a voluntary or involuntary bankruptcy or insolvency proceeding, or for any other reason), in the event the obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means, or assignment of Advances of any Lender under Section 2.14, whether voluntary or mandatory, the Borrower shall be required to pay to the Administrative Agent for the ratable benefit of the Lenders with respect to each such Lender’s

Pro Rata Share of the amount of the Advances repaid, prepaid or assigned, in each case, concurrently with such repayment, prepayment or assignment the following amount (the “Applicable Premium”):

(a)    in connection with any of the foregoing (other than a prepayment in accordance with a Change in Control Offer) made (i) prior to the first anniversary of the Closing Date, a cash amount equal to the Make-Whole Amount, (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of Advances being prepaid multiplied by 2.0%, (iii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of Advances being prepaid multiplied by 1.0%; and (iv) on or after the third anniversary of the Closing Date, $0; and

(b)    with respect to any prepayment in accordance with a Change in Control Offer made (i) prior to the second anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of Advances being prepaid multiplied by 2.0%, (ii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of Advances being prepaid multiplied by 1.0%; and (iii) after the third anniversary of the Closing Date, $0.

Section 2.06    Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued and unpaid interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02.

Section 2.07    Fees. The Borrower agrees to pay to Jefferies Finance LLC the fees provided for in the Fee Letters.

Section 2.08    Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Reference Rate Advances. Each Reference Rate Advance shall bear interest at the Adjusted Reference Rate in effect from time to time plus the Applicable Margin for Reference Rate Advances in effect from time to time. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Reference Rate Advances, quarterly in arrears, on each March 31st, June 30th, September 30th, and December 31st commencing on December 31, 2017, on the date such Reference Rate Advance shall be paid in full.

(b)    Eurodollar Rate Advances. Each Eurodollar Rate Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Rate Advances on the last day of the Interest Period therefor (and in the case of a Eurodollar Rate Advance with an Interest Period of more than three months’ duration, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), on the date any Eurodollar Rate Advance is repaid.

(c)    Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), Section 7.01(c) (but only as to a breach of Section 5.06(i)), or Section 7.01(e), all overdue Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (other than an Event of Default addressed in the foregoing clause (i)), upon the request of the Majority Lenders, all overdue Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.08(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand (and if no such demand is made, then due and payable on the otherwise due dates provided herein or if no such due dates are provided herein on the last day of each calendar quarter). Interest shall continue to accrue on the Obligations after the filing by or against any Loan Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

Section 2.09    Illegality. If any Lender in its good faith judgment shall notify the Borrower that, after the date hereof, the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Rate Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 12:00 p.m. (New York City, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances of such Lender then outstanding, together with accrued but unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10    Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for herein) of any Advance other than a Reference Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); provided that, the Borrower shall not be required to compensate such Lender for any such loss, cost or expense incurred by it as a result of any prepayment made by the Borrower pursuant to Section 2.04(c).

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Reference Rate Advance on the date or in the amount notified by the Borrower; or

(c)    any assignment of an Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Rate Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

Section 2.11    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement included in the Eurodollar Rate Reserve Percentage);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender (or its applicable Lending Office) on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) or such other Recipient of making, Converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital/Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of financial institutions generally, including such Lender’s holding company or any corporation controlling such Lender, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender, the corporation controlling such Lender, or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies, the policies of the corporation controlling such Lender, and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within ten Business Days after written demand by such Lender the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender, the corporation controlling such Lender, or such Lender’s holding company for any such reduction suffered.

(c)    Certificate. Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts necessary to compensate such Lender as specified in paragraphs (a) and (b) of this Section 2.11 hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12    Payments and Computations.

(a)    Payments. Subject to Section 2.13, all payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b)    Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds and, as to payments of principal, accompanied by a notice of optional payment from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.09, 2.10, 2.11, 2.13, 2.14, and 9.02 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 7.04) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)    Computations. Computations of interest shall be made by the Administrative Agent on the basis of, (a) with respect to Eurodollar Rate Advances and Reference Rate Advances based on the Federal Funds Rate and the Eurodollar Rate, a year of 360 days and (b) with respect to Reference Rate Advances based on the Reference Rate, a year of 365/366 days, and (c) with respect to of all other interest and fees, on the basis of a year of 360 days, in each case, for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued but unpaid interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative

Agent of such fact, and (b) take an assignment of, or purchase participations in, (in any event, for cash at face value) the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued but unpaid interest on their respective Advances and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payments in connection with Section 2.04(b) or the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to Holdings, the Borrower or any Subsidiary, or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.13    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable); or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

For purposes of this Section 2.13(f), the Administrative Agent shall be treated as a Lender and required to deliver documentation to Borrower as if it were a Lender.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement Lender. If any Lender requests compensation under Section 2.11 or notifies the Borrower of its inability to make, maintain, or fund any Eurodollar Rate Advances pursuant to Section 2.09, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.13) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07, unless such fee has been waived by the Administrative Agent;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10 and with respect to any Non-Consenting Lender, any Applicable Premium) from the assignee (to the extent of such outstanding principal and accrued but unpaid interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or such Lender’s inability to make, maintain or fund Eurodollar Rate Advances pursuant to Section 2.09 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with any applicable Legal Requirement; and

(v)    with respect to a Non-Consenting Lender, the proposed amendment, modification, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Majority Lenders and such agreement, amendment, waiver, consent or release can be effected as a result of such assignment (and, if applicable, one or more other assignments) contemplated by this Section.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender or Non-Consenting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender or Non-Consenting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.15    Defaulting Lender.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

ARTICLE III

CONDITIONS

Section 3.01     Conditions to Closing and Advance. The effectiveness of this Agreement and the obligation of each Lender to make its Advance hereunder is subject to the occurrence of the following conditions precedent:

(a)    Documentation. The Administrative Agent and the Collateral Agent shall have received the following duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i)    counterparts of this Agreement, a Note payable to each Lender in the amount of its Commitment, if requested by such Lender, the Guaranty, the Security Agreement, the Intercreditor Agreement, and, subject to Section 5.17, each of the other Loan Documents, including all attached exhibits and schedules;

(ii)    a favorable opinion of the Loan Parties’ counsel dated as of the date of this Agreement covering matters as the Administrative Agent may reasonably request;

(iii)    copies, certified as of the date of this Agreement by a Responsible Officer of each Loan Party of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Loan Party approving the Loan Documents to which it is a party, (B) the partnership agreement, articles or certificate of incorporation, or certificate of formation (as applicable) and the limited liability company agreement, operating agreement, partnership agreement or bylaws (as applicable) of such Loan Party, and (C) all other documents evidencing other necessary corporate action and necessary and material Governmental Approvals, if any, with respect to the Initial Acquisition, the Loan Documents to which such Loan Party is a party and the other transactions contemplated hereby;

(iv)    certificates of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)    appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(vi)    certificates evidencing the Equity Interests, if any, required in connection with the Security Agreement and powers executed in blank for each such certificate;

(vii)    insurance certificates in compliance with Section 5.02 and otherwise reasonably satisfactory to the Administrative Agent;

(viii)    certificates of good standing for each Loan Party in each state in which each such Person is organized, which certificate shall be (A) dated a date not sooner than 30 days prior to the date of this Agreement and (B) otherwise effective on the Closing Date;

(ix)    a solvency certificate dated as of the date of this Agreement from the Chief Financial Officer or Treasurer of the Borrower in substantially the form attached as Exhibit I;

(x)    a certificate executed by a Responsible Officer of the Borrower certifying as to the matters set forth in Sections 3.01(e), (f), (h), (i) and (k) below; and

(xi)    a funds flow memorandum in form and substance reasonably acceptable to the Administrative Agent.

(b)    Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.07 and all costs and expenses payable pursuant to Section 9.01(a) to the extent invoices for such fees, costs, and expenses have been presented to the Borrower at least one Business Day prior to the Closing Date (it being understood that this Section 3.01(b) may be satisfied concurrently with the initial funding of Advances under this Agreement).

(c)    Financial Information. The Lenders shall have received (it being agreed that availability of the following financial information on the SEC website shall constitute the Lenders’ receipt) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its subsidiaries for the last three full fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its subsidiaries for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date, and (iii) a detailed business plan or projections of Borrower and its subsidiaries for the years 2017 through 2022 and for the eight quarters beginning with the fourth quarter of 2017, in each case in form and substance reasonably satisfactory to the Arranger.

(d)    Title. The Administrative Agent (i) shall have received information confirming the title and lien status, in the judgment of the Administrative Agent, of not less than 90% of the total value of the Oil and Gas Properties of Holdings, the Borrower and its Restricted Subsidiaries (including the Lavaca Assets), (ii) shall have received full and complete copies of any environmental assessments of the Oil and Gas Properties of Holdings, the Borrower and its Restricted Subsidiaries (including the Lavaca Assets), (iii) shall have received the most recent independent Engineering Report with respect to the Proven Reserves of Holdings, the Borrower and its Restricted Subsidiaries, (iv) shall have received reserve and production data with respect to the Oil and Gas Properties of Holdings, the Borrower and its Restricted Subsidiaries (including the Lavaca Assets) and (v) in the case of each of clauses (i) through (iv) above, shall be reasonably satisfied as to the matters and conclusions disclosed therein; provided that, the Data Room Presentation, Lavaca County – Eagle Ford Acquisition Opportunity, dated Summer 2017 and the Engineering Report dated July 18, 2017 as of July 1, 2017, each delivered to the Administrative Agent prior to the date of the Commitment Letter satisfied the requirements of Section 3.01(d)(iii) and (iv).

(e)    Initial Acquisition. Prior to or substantially concurrently with the Closing Date, the Initial Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Advances hereunder, in accordance with the terms of the Purchase Agreement without giving effect to any amendments, consents or waivers by the Borrower that amend, modify or waive any terms of the Purchase Agreement, nor shall the Borrower have given a consent thereunder, in any case, in a manner adverse to the Lenders (in their capacities as such) without the consent of the Lead Arranger and the Required Lenders.

(f)    Material Adverse Effect. Between 12:01 a.m. (Central time) on March 1, 2017 and July 29, 2017, there has not been any occurrence of any of the events described in Section 7.21 of the Purchase Agreement which would result in a failure to satisfy the condition set forth in Section 10.1 of the Purchase Agreement.

(g)    USA Patriot Act. The Administrative Agent and the Lenders shall have received (at least five (5) Business Days prior to Closing Date to the extent requested at least ten (10) Business Days prior to the Closing Date, unless the facts related thereto were not disclosed to the Administrative Agent prior to such 10th Business Day), and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not restricted to, the Patriot Act.

(h)    No Other Debt. After giving effect to the Initial Acquisition, this Agreement and the other transactions contemplated hereby, the Borrower shall not have outstanding any Indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof), other than Indebtedness under (a) this Agreement, (b) the First Lien Credit Agreement (and letters of credit issued thereunder) as amended by the Revolver Amendment, and (c) other Indebtedness permitted under this Agreement.

(i)    Revolver Amendment. The Administrative Agent shall have received a duly executed copy of the Revolver Amendment which shall be effective on or prior to the Closing Date.

(j)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower.

(k)    Representations and Warranties. The Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date. The representations and warranties made by the Seller in the Purchase Agreement that are material to the interests of the Lenders shall be true and correct in all material respects on the Closing Date (provided that such representations and warranties shall be deemed modified as necessary to reflect the prior consummation of the Initial Acquisition), but only to the extent that Holdings (or its applicable Affiliate) would have had the right (taking into account any applicable cure provisions) to terminate its obligations under the Purchase Agreement, or decline to consummate the Initial Acquisition, as a result of a breach of such representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

Section 4.01    Existence; Subsidiaries. Holdings is a corporation duly organized, validly existing and in good standing under the laws of Virginia and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, or in any case, after the Closing Date in such other jurisdiction as is permitted under this Agreement. Each Loan Party is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification except where such failure to comply could not reasonably be expected to result in a Material Adverse Change. As of the date hereof, the Borrower has no Subsidiaries other than those identified in Schedule 4.01 and Holdings has no Subsidiaries other than the Borrower and the Subsidiaries of the Borrower.

Section 4.02    Power; No Conflicts. The execution and delivery by each Loan Party and each Restricted Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms and the Advances hereunder do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Legal Requirement relating to any Loan Party or any Restricted Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party or any Restricted Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens. The performance by each Loan Party and each Restricted Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms and the transactions contemplated hereby or thereby (other than the Advances) do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Legal Requirement relating to any Loan Party or any Restricted Subsidiary thereof except where such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party or any Restricted Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person except where such conflict, breach or default could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, or (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens.

Section 4.03    Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Loan Party that is a party to this Agreement, the Notes, or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of UCC-1 Financing Statements and Mortgages in the appropriate state and county filing offices, (b) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect, and (c) such consents, orders, authorizations, approvals, notices or filings required in connection with the operation of the business of the Loan Parties the failure to obtain of which could not reasonably be expected to be adverse in any material respect to any Secured Party or to result in a material liability of any Loan Party. At the time of the Advances, provided that the filings above have been duly consummated, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Advance or the use of the proceeds of such Advance.

Section 4.04    Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by such Loan Parties. Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Laws.

Section 4.05    Financial Condition and Financial Statements.

(a)    The Borrower has delivered to the Administrative Agent and the Lenders financial information delivered pursuant to Section 3.01. All financial statements delivered pursuant to Section 3.01 or Section 5.06 are (or will be when delivered) complete and correct in all material respects and fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of Holdings and its Restricted Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements), in each case, in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been (or will have been when delivered) prepared in accordance with GAAP. Such financial statements show (or will show when delivered) all material indebtedness and other material liabilities, direct or contingent, of Holdings and its Restricted Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. All pro forma financial statements and projections delivered pursuant to Section 3.01 or Section 5.06 were (or will be when delivered) prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and pro forma statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

(b)    Since December 31, 2016, no event or circumstance that has had or could reasonably be expected to cause a Material Adverse Change has occurred.

Section 4.06    True and Complete Disclosure. All factual information (excluding estimates, projections, other projected financial information, forward looking statements and information of a general economic or industry nature) heretofore or contemporaneously furnished by or on behalf of Holdings and its Restricted Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information (excluding estimates, projections, other projected financial information, forward looking statements and information of a general economic or industry nature) hereafter furnished by or on behalf of Holdings and its Restricted Subsidiaries in writing to the Administrative Agent or any of the Lenders was or shall be, when taken as a whole and as modified or supplemented by other information so furnished, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain, when taken as a whole, any untrue statement of a material fact or omit, when taken as a whole, to state any material fact necessary to make the statements contained therein not misleading in any material respect at such time. All projections, estimates, and pro forma financial information furnished by any Loan Party were prepared in good faith on the basis of the assumptions believed in good faith to be reasonable at the time made, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts or a guarantee of future performance, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control and that the actual results during the period or periods covered by such projections may vary from such projections and such variations may be material).

Section 4.07    Litigation; Compliance with Laws.

(a)    There is no pending or, to the knowledge of any Loan Party, threatened in writing action or proceeding affecting any Loan Party or Restricted Subsidiary before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Schedule 4.07 or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. As of the Closing Date, there is no pending or, to the knowledge of any Loan Party, threatened in writing action or proceeding instituted against any Loan Party or any Restricted Subsidiary which seeks to adjudicate any Loan Party or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b)    Each Loan Party and each Restricted Subsidiary have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except where such failure to comply could not reasonably be expected to result in a Material Adverse Change.

Section 4.08    Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. No Loan Party nor any Restricted Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of the Advances will be used for purchasing or carrying directly or indirectly margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulation U. Following the application of the proceeds of the Advances, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Restricted Subsidiaries on a consolidated basis) will be “margin stock”. No Loan Party nor any Restricted Subsidiary thereof (a) is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) or (b) will use any proceeds for the purpose of purchasing or carrying any margin stock or for any other purpose which would constitute this transaction a “purpose credit”.

Section 4.09    Investment Company Act. No Loan Party nor any Restricted Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Loan Party nor any Restricted Subsidiary thereof is, or after giving effect to the Advances will be, subject to any other applicable Legal Requirement which limits its ability to incur or consummate the transactions contemplated hereby to the extent such limitations are applicable.

Section 4.10    Taxes.

(a)    Reports and Payments. All federal and state income Returns and all other material Returns (as defined below in clause (b) of this Section) required to be filed by or on behalf of any Loan Party have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects; and all federal and state income Taxes and other material Taxes required to be paid by a Loan Party that are payable with respect to the periods covered by such Returns or on subsequent assessments with respect thereto or otherwise have been paid in full on a timely basis, except in each case to the extent of Taxes that are being diligently contested in good faith and reserves have been made in accordance with GAAP. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all material unpaid Taxes of the Loan Parties, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto.

(b)    Returns Definition. “Returns” in this Section 4.10 shall mean any U.S. federal, state, or local return, declaration of estimated Tax, or information statement relating to, filed, or required to be filed with a Government Authority in connection with, any Taxes, including any information return or report with respect to backup withholding.

Section 4.11    ERISA and Employee Matters. All Employee Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code. No Termination Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Change. There has been no excise tax imposed under Section 4971 of the Code against any Loan Party that could reasonably be expected to result in liability to any Loan Party or any Restricted Subsidiary thereof in excess of $5,000,000. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Loan Parties have no reason to believe that the annual cost during the term of this Agreement to the Loan Parties for post-retirement benefits to be provided to the current and former employees of any Loan Party under Employee Benefit Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change. As of the Closing Date and the date hereof, no Loan Party nor any Restricted Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending or threatened in writing strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries.

Section 4.12    Condition and Maintenance of Property; Casualties. Each Loan Party and each Restricted Subsidiary has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of each Loan Party and each Restricted Subsidiary are in good repair, working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of each Loan Party and each Restricted Subsidiary, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, neither the business nor the material Properties of each Loan Party and each Restricted Subsidiary, taken as a whole, could reasonably be expected to be materially and adversely affected) which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.13    Compliance with Agreements; No Defaults.

(a)    No Loan Party or Restricted Subsidiary thereof is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which a Loan Party or Restricted Subsidiary thereof is a party which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.14    Environmental Condition.

(a)    Permits, Etc. Each Loan Party and each Restricted Subsidiary (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to the Borrower’s knowledge, threatened in writing Environmental Claim, except, in each case above, that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b)    Certain Liabilities. None of the present or previously owned or operated Property of any Loan Party or of any of its current or former Restricted Subsidiaries, wherever located, (i) has been placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or to any Loan Party’s knowledge, have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by the Borrower or any of the Guarantors or Restricted Subsidiaries, wherever located, which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Materials from present or past operations which has caused at the site or at any third-party site any condition that, individually or in the aggregate, has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c)    Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any Loan Party or any Restricted Subsidiary on any of their presently or formerly owned, leased or operated Property, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by any Loan Party or any Restricted Subsidiary that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15     Permits, Licenses, Etc. Each Loan Party and Restricted Subsidiary thereof possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. Each Loan Party and Restricted Subsidiary thereof manages and operates its business in all material respects in accordance with all applicable material Legal Requirements and good industry practices.

Section 4.16    Gas Imbalances, Prepayments. Except as disclosed in writing to the Administrative Agent in connection with the most recently delivered Engineering Report, no Loan Party or Restricted Subsidiary thereof (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any Loan Party’s Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.17    Marketing of Production. Except as disclosed in writing to the Administrative Agent in connection with the most recently delivered Engineering Report (with respect to all of which contracts the Holdings and the Borrower represent that they or the Restricted Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days- notice or less without penalty or detriment for the sale of production from Holdings, the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) and that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 4.18    Restriction on Liens. None of the Property of any Loan Party or Restricted Subsidiary thereof is subject to any Lien other than Permitted Liens. No Loan Party or Restricted Subsidiary thereof is a party to any agreement or arrangement (other than this Agreement, the Security Instruments and the First Lien Loan Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.19    Solvency. Before and after giving effect to the Advances, the Loan Parties, on a consolidated basis, are Solvent.

Section 4.20    Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedge Contracts of the Loan Parties and Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21    Insurance. Holdings has, and has caused all of the Restricted Subsidiaries to have insurance as required under Section 5.02.

Section 4.22    Anti-Corruption Laws; Sanctions; Patriot Act. None of (a) the Loan Parties, any Restricted Subsidiary or any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of the Borrower, any agent or representative of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Holdings, the Borrower and each Restricted Subsidiary is compliance with Section 5.06(q).

Section 4.23    Oil and Gas Properties.

(a)    Title. Each Loan Party has good and defensible title to all of its Oil and Gas Properties evaluated in the most recently delivered Engineering Report (other than any thereof Disposed of in a Disposition permitted by this Agreement) free and clear of all Liens except for Permitted Liens and any title deficiencies which are being addressed pursuant to Section 5.11(b). There are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of a Loan Party in the Oil and Gas Properties except as set forth on Schedule 4.23 hereto. No operating or other agreement to which any Loan Party is a party or by which any Loan Party is bound affecting any part of the Collateral requires such Loan Party to bear any of the costs relating to the Collateral greater than the leasehold interest of such Loan Party in such portion of the Collateral, except in the event such Loan Party is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs. Each Mortgage is and will remain a valid and enforceable lien on the Collateral subject only to the Permitted Liens. Each Loan Party will preserve its interest in and title to the Collateral subject to Permitted Liens, and subject to the transactions that are otherwise permitted under this Agreement.

(b)    Status of Leases, Term Mineral Interests and Contracts. All of the leases and term mineral interests in the Oil and Gas Properties evaluated in the most recently delivered Engineering Report (other than any thereof Disposed of in a Disposition permitted by this

Agreement and noted to the Administrative Agent at or prior to delivery of such Engineering Report) are valid, subsisting and in full force and effect, and no Loan Party has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such leases or interests or under any agreement to which the same are subject. All of the material Contracts to which any Loan Party is a party that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of such Loan Party. No Loan Party or, to the knowledge of any Loan Party, any other party to any such Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, or (ii) has given or threatened in writing to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any lease in the Oil and Gas Properties or any Contract except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(c)    Production Burdens and Expenses and Revenues. Except for each Loan Party’s interests in certain Oil and Gas Properties, and except as set forth on Schedule 4.23, which such Loan Party represents do not constitute a material portion (with 2% or more being deemed material) of the value of the Collateral and all other Properties of such Loan Party securing the Obligations, all of the proceeds from the sale of Hydrocarbons produced from Realty Collateral are being properly and timely paid to such Loan Party by the purchasers or other remitters of production proceeds without suspense.

(d)    Pricing. The prices being received by each Loan Party for the production of Hydrocarbons do not violate, in any material respect, any material Contract or any law or regulation. Except as otherwise permitted herein, where applicable, all of the wells located on the Oil and Gas Properties and production of Hydrocarbons therefrom have been properly classified in all material respects under appropriate governmental regulations.

(e)    Gas Regulatory Matters. All applicable Loan Parties have filed with the appropriate state and federal agencies all necessary rate and collection filings and all necessary applications for well determinations under the Natural Gas Act of 1938, as amended, the Natural Gas Policy Act of 1978, as amended, and the rules and regulations of the Federal Energy Regulatory Commission (the “FERC”) thereunder, and each such application has been approved by or is pending before the appropriate state or federal agency.

(f)    Drilling Obligations. Except as otherwise permitted hereunder, there are no obligations under any Oil and Gas Property or Contract which require the drilling of additional wells or operations to earn or to continue to hold any of the Oil and Gas Properties covered in the most recently delivered Engineering Report in force and effect, except those under customary continuous operations provisions that may be found in one or more of the oil and gas and/or oil, gas and mineral leases.

(g)    Refund Obligations. No Loan Party has collected any proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties covered in the most recently delivered Engineering Report which are subject to any material refund obligations other than as previously disclosed in writing to the Administrative Agent at or prior to the delivery of such Engineering Report.

Section 4.24    Line of Business; Foreign Operations.

(a)    The Loan Parties have not conducted and are not conducting any business other than businesses relating to the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons and the Oil and Gas Properties and related activities.

(b)    No Loan Party owns, and has not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States (but not the offshore federal waters of the United States).

Section 4.25    Fiscal Year. The fiscal year of Holdings and its Restricted Subsidiaries is January 1 through December 31.

Section 4.26     Location of Business and Offices. Each Loan Party’s principal place of business and chief executive office is located at its address specified on Schedule 4.26 or at such other location as it may have, by proper written notice hereunder, advised the Administrative Agent.

Section 4.27    Intellectual Property. Each Loan Party and each Restricted Subsidiary either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to result in a Material Adverse Change.

Section 4.28    Senior Debt Status. The Obligations of each Loan Party and each Restricted Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “senior indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

Section 4.29    Security Instruments. The provisions of the Security Instruments are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties an Acceptable Security Interest on all right, title and interest of the respective Loan Parties in the Collateral described therein and, upon the filing of UCC financing statements and Mortgages in the applicable offices contemplated by the Security Instruments or the taking of such other actions as are specified in such Security Instruments, such Acceptable Security Interest will be perfected.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount (other than contingent indemnity obligations for which no claim has been made) under any Loan Document shall remain unpaid, each Loan Party agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01    Compliance with Laws, Etc. Each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to comply, in all respects with all applicable Legal Requirements except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, each Loan Party shall comply, and shall cause each of its Restricted Subsidiaries to comply with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which any Loan Party or any Restricted Subsidiary thereof does business except where failure to so comply could not reasonably be expected to individually result in liability in excess of $1,000,000 and could not reasonably be expected to result in the aggregate in a Material Adverse Change. Without limitation of the foregoing, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary or advisable to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Loan Parties’ Oil and Gas Properties evaluated in the most recently delivered Engineering Report, to the extent required by Section 5.08.

Section 5.02    Maintenance of Insurance.

(a)    Each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent and in at least such amounts and covering such casualties, risks, perils, liabilities and other hazards that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of Holdings, the Borrower and the Restricted Subsidiaries and otherwise reasonably required by the Administrative Agent.

(b)    All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent each time such a policy of insurance is made effective, renewed, amended, novated, or otherwise modified. All policies of insurance shall either have attached thereto a “lender’s loss payable endorsement” for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Loan Parties, their respective Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled without at least 30 days’ prior written notice to the Administrative Agent (or at least 10 days’ for non-payment of premium). In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to any Loan Party or a Restricted Subsidiary when an Event of Default has occurred and is continuing, the Borrower shall deliver such proceeds to the First Lien Agent or the Administrative Agent immediately upon receipt. Waiver of subrogation shall apply in favor of the Administrative Agent in connection with any general liability insurance policy of any Loan Party.

Section 5.03    Preservation of Corporate Existence, Etc. Each of Holdings and the Borrower shall preserve and maintain, and, except as otherwise permitted herein, cause each of its Restricted Subsidiaries to preserve and maintain, its corporate, partnership, or limited liability company existence, rights, franchises, and privileges, as applicable, in the jurisdiction of its organization. Each of Holdings and the Borrower shall qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation, partnership, or limited liability company, as applicable, in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 5.04    Payment of Taxes, Etc. Each of Holdings and the Borrower shall pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all material Taxes, assessments, and governmental charges or levies imposed upon it or upon its income, profits, activities or Property, prior to the date on which penalties attach thereto and (b) all lawful claims that are material which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that no Loan Party and no such Restricted Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy, or claim which is being diligently contested in good faith and by appropriate proceedings, and with respect to which adequate reserves in conformity with GAAP have been provided.

Section 5.05    Visitation Rights; Periodic Meetings. At any reasonable time and from time to time, upon reasonable prior notice, each of Holdings and the Borrower shall, and shall cause its Restricted Subsidiaries to, permit (a) the Administrative Agent and any Lender or any of their respective agents, advisors, or other representatives thereof, acting together, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, each Loan Party and any such Restricted Subsidiary, and (b) the Administrative Agent and any Lender or any of their respective agents, advisors or other representatives thereof, acting together, to discuss the affairs, finances and accounts of each Loan Party and any such Restricted Subsidiary with any of their respective officers or directors; provided that, unless an Event of Default has occurred and is continuing, (i) the Borrower shall bear the cost of only one such inspection per year and (ii) no Loan Party shall be obligated to reimburse the expenses of any Lender in connection with such inspections that is not the Administrative Agent. Without limiting the generality of the foregoing, in connection with each annual financial statement required to be delivered under Section 5.06(a) below, the Borrower shall make its officers available for a telephonic (or, with the Borrower’s consent, an in-person) meeting with the Administrative Agent and the Lenders held at reasonable times and upon reasonable prior notice, to discuss such financial statements and Engineering Reports, drilling activities and such other information regarding the Loan Parties, its Restricted Subsidiaries and their respective Properties. Notwithstanding the foregoing, no Loan Party shall be required to disclose to the Administrative Agent or any Lender, or any agents, advisors or other representatives thereof, any written material, (x) the disclosure of which would cause a breach of any confidentiality provision in the written agreement governing such material applicable to such Person, (y) which is the subject of attorney-client privilege or attorney’s work product privilege asserted by the applicable Person to prevent the loss of such privilege in connection with such information, or (z) which is a non-financial trade secret or other proprietary information.

Section 5.06    Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:

(a)    Annual Financials. (i) As soon as available and in any event not later than 120 days (or such earlier date that Holdings or any Loan Party is required to publicly file a Form 10-K) after the end of each fiscal year of Holdings and its consolidated Restricted Subsidiaries, commencing with fiscal year ending December 31, 2017, a copy of the annual audit report for such year for Holdings and its consolidated Restricted Subsidiaries, including therein Holding’s and its consolidated Restricted Subsidiaries’ consolidated balance sheet as of the end of such fiscal year and Holding’s and its consolidated Restricted Subsidiaries’ consolidated statement of income, cash flows, and retained earnings, in each case certified by an Acceptable Accountant, (ii) as soon as available and in any event no later than seven (7) days after the delivery in clause (a)(i) (for the avoidance of doubt, such seven (7) day period to be within the aforementioned 120 day period), any management letters delivered by such accountants to Holdings or any Restricted Subsidiary in connection with such audit or otherwise (the deliverables described in the foregoing clause (a)(ii) and clauses (c) and (g) below, the “Annual Reporting Package”);

(b)    Quarterly Financials. (i) As soon as available and in any event not later than 60 days (or such earlier date that Holdings or any Loan Party is required to publicly file a Form 10-Q) after the end of each fiscal quarter of each fiscal year of Holdings and its consolidated Restricted Subsidiaries, (i) commencing with the fiscal quarter ending September 30, 2017, the unaudited consolidated balance sheet and the statements of income, cash flows, and retained earnings of Holdings and its consolidated Restricted Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and (ii) as soon as available and in any event no later than seven (7) days after the delivery in clause (b)(i) (for the avoidance of doubt, such seven (7) day period to be within the aforementioned 60 day period), a certificate with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of Holdings stating that such financial statements delivered under clause (b)(i) have been prepared in accordance with GAAP (the deliverables described in the foregoing clause (b)(i) and clauses (c), (f), and (g) below, the “Quarterly Reporting Package”);

(c)    Intercompany Indebtedness; Claims. At the time it furnishes each set of financial statements under Sections 5.06(a) or (b) above, a certificate executed by a Responsible Officer of Holdings and the Borrower certifying as to the aggregate amount of all outstanding intercompany Indebtedness permitted pursuant to Section 6.02 as of the end of the respective fiscal year or fiscal quarter and setting forth in reasonable detail payor and the recipient with respect thereto and whether a subordination agreement from such payor has been provided to the Administrative Agent (which subordination agreement shall remain in full force and effect as of the date of such certificate).

(d)    Oil and Gas Engineering Reports.

(i)    As soon as available but in any event on or before March 1, 2018, and March 1st of each year thereafter, an Independent Engineering Report dated effective as of the immediately preceding January 1st;

(ii)    As soon as available but in any event on or before September 1, 2018, and September 1st of each year thereafter, an Internal Engineering Report or an Independent Engineering Report dated effective as of the immediately preceding July 1st;

(iii)    With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any Guarantor to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination under the First Lien Credit Agreement except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Majority Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to any Guarantor, as applicable, from its Oil and Gas Properties, and (F) except as set forth on a schedule attached to the certificate, the Mortgage Requirement has been satisfied with respect to the Oil and Gas Properties evaluated by such Engineering Report.

(e)    Hedging Reports. As soon as available and in any event within 60 days after the end of each fiscal quarter, commencing with the quarter ending September 30, 2017, a report certified by a Responsible Officer of the Borrower in form reasonably satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and the Guarantors and detailing on a quarterly basis, any sales of the Borrower’s or any Guarantors’ Oil and Gas Properties during each such quarter (other than sales of Hydrocarbons in the ordinary course of business), (ii) setting forth a true and complete list of all Hedge Contracts of the Borrower and the Guarantors and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement; provided that, such required listing shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement, and (iii) setting forth a detailed description and calculation of the Engineering Report Volumes for the Hedge Contracts then in effect.

(f)    Lease Operating Statements. Concurrently with each delivery of financial statements under Section 5.06(a) and Section 5.06(b), a Lease Operating Statement for such calendar quarter.

(g)    Annual Budget. Concurrently with each delivery of financial statements under Section 5.06(b) for the last fiscal quarter in any fiscal year, a copy of Holdings’, the Borrower’s and its Restricted Subsidiaries’ consolidated annual budget for the forthcoming fiscal year, including the Borrower’s consolidated cash flow budget and operating budget, certified as such by the Chief Executive Officer of Holdings.

(h)    Defaults; Borrowing Base Deficiency. As soon as possible and in any event within three Business Days after (i) the occurrence of any Default, or (ii) any Borrowing Base Deficiency under the First Lien Credit Agreement, in each case known to any officer of each Loan Party or any of its Restricted Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of such Loan Party setting forth the details of such Default or Borrowing Base Deficiency, as applicable, and the actions which any Loan Party or any such Restricted Subsidiary has taken and proposes to take with respect thereto;

(i)    Termination Events. As soon as possible and in any event, within 10 days after any Loan Party obtains knowledge thereof (or such later date acceptable to the Administrative Agent in its sole discretion), copies of: (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) any notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, and (v) a written notice signed by a Responsible Officer describing the occurrence of any Termination Event or of any material “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, and specifying what action Holdings, the Borrower or such other ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(j)    Environmental Notices. Promptly upon, and in any event no later than 10 days after (or such longer period as the Administrative Agent may agree in its sole discretion), the receipt thereof, or the acquisition of knowledge thereof, by any Loan Party, a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000 or which could otherwise reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of any of the Loan Parties or any of their former Restricted Subsidiaries in connection with Hazardous Materials which could reasonably result in the imposition of liability in excess of $1,000,000 or that could otherwise reasonably be expected to cause a Material Adverse Change or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the Environment and such action or clean-up could reasonably be expected to exceed $1,000,000 or could reasonably be expected to cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien in connection with obligations arising under Environmental Laws upon, against or in connection with the Loan Parties, any of their respective Restricted Subsidiaries, or any of their respective former Restricted Subsidiaries, or any of their leased or owned Property, wherever located, the value of which Lien could reasonably be expected to exceed $1,000,000;

(k)    Other Governmental Notices. Promptly and in any event within 10 days after receipt thereof by any Loan Party or Restricted Subsidiary thereof (or by such later date as the Administrative Agent may agree to in its sole discretion), a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(l)    Material Changes. Prompt written notice and in any event within 10 days of any condition or event of which any Loan Party or any Restricted Subsidiary thereof has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change;

(m)    Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes pending, or to the knowledge of any Loan Party threatened in writing, or affecting any Loan Party or Restricted Subsidiary which, if adversely determined, could result in a liability to any Loan Party or Restricted Subsidiary in an amount in excess of $5,000,000 or that could otherwise result in a cost, expense or loss to the Loan Parties or any of their respective Restricted Subsidiaries in excess of $5,000,000, or any material labor controversy of which any Loan Party or Restricted Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against any Loan Party or Restricted Subsidiary thereof and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Loan Party or Restricted Subsidiary thereof if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;

(n)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party or Restricted Subsidiary thereof by independent accountants in connection with any annual, interim or special audit made by them of the books of any Loan Party or Restricted Subsidiary thereof, and a copy of any response by any Loan Party or Restricted Subsidiary, or the board of directors (or other applicable governing body) of any Loan Party or Restricted Subsidiary, to such letter or report;

(o)    Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any material written statement, report or notice furnished to any lender, agent or trustee by any Loan Party or Restricted Subsidiary pursuant to the terms of any First Lien Loan Document or any other indenture, loan or credit or other similar agreement, with respect to Indebtedness in excess of $5,000,000 (other than this Agreement) and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06 or not otherwise publicly filed;

(p)    Material Amendments, Etc. No later than five Business Days after the effectiveness thereof, copies of any material amendment, supplement, waiver or other modification in respect of any material First Lien Loan Document; provided that, the availability of the foregoing on the SEC’s EDGAR service (or successor thereto or similar service of any other national securities exchange) shall be deemed to satisfy the Loan Parties’ delivery obligations pursuant to this clause (p);

(q)    USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(r)    Responsible Officers. Promptly thereafter, but only to the extent Holdings is not otherwise required to disclose such information in a filing with the SEC, written notices to the Administrative Agent of the departure or employment of any chief executive officer, chief financial officers, treasurer, president or other executive officer of the Borrower or of Holdings;

(s)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Loan Party with the SEC, or with any national securities exchange, or distributed by such Loan Party to its shareholders generally, as the case may be; and

(t)    Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of any Loan Party or Restricted Subsidiary thereof, as the Administrative Agent may from time to time reasonably request. Materials required to be delivered pursuant to Section 5.06(a)(i) or (b)(i) (to the extent any such materials are included in materials otherwise filed with the SEC) shall be deemed to have been delivered hereunder upon such filing with the SEC on the date of such filing; provided that, the Borrower shall deliver electronic copies of such materials to the Administrative Agent concurrently with the delivery of the applicable Annual Reporting Package and Quarterly Reporting Package with respect thereto. In any event, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the materials referred to above, and shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such materials.

Section 5.07     Maintenance of Property. Each of Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased or operated material Property in good condition and repair, normal wear and tear excepted. Each of Holdings and the Borrower shall abstain, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.08    Collateral Matters; Guaranties.

(a)    Each existing Restricted Subsidiary, and each Restricted Subsidiary acquired, organized or otherwise created after the date hereof, that (i) guarantees any Indebtedness of the Borrower or any other Loan Party under any Credit Facility, (ii) is a Domestic Subsidiary and is obligated with respect to any Indebtedness under any Credit Facility or (iii) which is otherwise not an Immaterial Subsidiary, shall, subject to Section 5.08(d), within 30 days after the date such Restricted Subsidiary guarantees any Indebtedness under any Credit Facility, becomes obligated with respect to Indebtedness under any Credit Facility or otherwise ceases to be an Immaterial Subsidiary, (1) become a Guarantor by executing a Guaranty or a supplement to an existing Guaranty and deliver the same to the Administrative Agent, (2) execute and deliver to the Collateral Agent such Security Instruments or amendments to Security Instruments as necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in the Property (other than Excluded Property and real Property not constituting Oil and Gas Property) of such new Subsidiary, including the execution and delivery by all necessary third parties of any Account Control Agreements and Mortgages, the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law, the filing of any Mortgages in appropriate filing offices and the making of any other filings required by law or as may be requested by the Collateral Agent, and if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions (but excluding title opinions) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b)    At all times the Borrower shall, and shall cause each other Loan Party, to maintain an Acceptable Security Interest sufficient to satisfy the Mortgage Requirement.

(c)    With respect to any Oil and Gas Property or other Property acquired (including any interest acquired as the result of the formation of any pool or unit) after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have an Acceptable Security Interest (other than any real Property not constituting an Oil and Gas Property subject to Section 5.08(d)), promptly, and in any event within 60 days, (i) execute and deliver to the Collateral Agent such Security Instruments or amendments to Security Instruments and take all actions, including without limitation, the filing of any financing statements or Mortgages, as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in such Property, and (ii) if such Property includes Oil and Gas Properties having any Proven Reserves, deliver to the Collateral Agent legal opinions (but excluding title opinions) relating to the matters described in clause (i) immediately preceding as the Collateral Agent may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; provided that unless a Property is acquired for a purchase price or other consideration in excess of $10,000,000, the Borrower shall not be required to take the actions specified in this Section 5.08(c) prior to the end of the fiscal quarter in which the acquisition occurs, or if earlier, the date at which the cumulative amount of purchase price or other consideration for all Property acquired in such quarter equals or exceeds $10,000,000, at which time all Property theretofore acquired and not previously made subject to a Lien in favor of the Collateral Agent shall be made so subject.

(d)    Notwithstanding anything to the contrary herein or in any Loan Document, (i) if any Security Instruments or Guaranties are required under this Section 5.08 to be delivered to the Administrative Agent, the Collateral Agent or any Lenders and the Loan Parties are also required to provide analogous guaranties to the First Lien Agent or grant or perfect a Lien on the same Property under any First Lien Document that is the subject of such Security Instrument, and the First Lien Agent provides a longer period of time to the Loan Parties for the delivery of such analogous guaranty or analogous security instrument, then the Loan Parties shall have such extended period of time, not to exceed 90 days, to deliver the analogous Guaranties and Security Instruments hereunder and (ii) in no event shall (x) an Excluded Tax Subsidiary become a Guarantor or otherwise guarantee any Advance or other Obligation or (y) any Excluded Tax Collateral constitute Collateral or otherwise secure any Advance or other Obligation.

Section 5.09    Use of Proceeds. Each of Holdings and the Borrower shall, and cause each of its Restricted Subsidiaries to use the proceeds of the Advances (a) to directly or indirectly consummate the Initial Acquisition, (b) to pay the fees, costs and expenses incurred in connection with this Agreement, the Initial Acquisition, the Revolver Amendment and the other transactions contemplated hereby, and (c) to provide ongoing working capital and for other general corporate purposes of the Borrower and its Restricted Subsidiaries.

Section 5.10     Title Evidence and Opinions. Each of Holdings and the Borrower shall, and cause each of its Restricted Subsidiaries to from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all wells located on the Oil and Gas Properties, covering at least 90% of the Present Value of the Proven Reserves of the Loan Parties evaluated in the most recently delivered Engineering Report as determined by the Administrative Agent.

Section 5.11    Further Assurances; Cure of Title Defects.

(a)    Each of Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. Each Loan Party hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower or such Guarantor, as applicable, to the extent permitted by applicable Legal Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Each of Holdings and the Borrower at its expense will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Loan Parties, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

(b)    Within 60 days after (i) a request by the Administrative Agent or the Majority Lenders to cure title defects or exceptions which are not Permitted Liens raised by such information with respect to the Oil and Gas Properties included in the Borrowing Base or (ii) a notice by the Administrative Agent that any Loan Party has failed to comply with Section 5.10 above, Holdings and the Borrower shall cause such Loan Party to (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory evidence of such cure or as to any substitute Oil and Gas Properties satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Loan Parties’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.

Section 5.12    Operation and Maintenance of Oil and Gas Properties.

(a)    Further Assurances Related to Mortgages. Each of Holdings and the Borrower covenants, and cause each of its Restricted Subsidiaries to covenant that each Loan Party shall execute and deliver such other and further instruments, and shall do such other and further acts as in the reasonable opinion of the Administrative Agent may be necessary or desirable to carry out more effectively the purposes of the Mortgages, including without limiting the generality of the foregoing, (i) prompt correction of any defect in the execution or acknowledgment of such Mortgage, any written instrument comprising part or all of the Obligations, or any other document used in connection herewith; (ii) prompt correction of any defect (other than Permitted Liens) which may hereafter be discovered in the title to the Collateral in accordance with Section 5.11 herein; (iii) subject to the provisions of each Mortgage, prompt execution and delivery of all division or transfer orders or other instruments, which in the Administrative Agent’s opinion are required to transfer to Collateral, for its benefit and the ratable benefit of the other Secured Parties, the assigned proceeds from the sale of Hydrocarbons from the Oil and Gas Properties; and (iv) other than as permitted hereunder, prompt payment when due and owing of all Taxes, assessments and governmental charges imposed on such Mortgage or upon the interest of the Administrative Agent.

(b)    Preservation of Liens. Other than as permitted hereunder, each of Holdings and the Borrower covenants, and cause each of its Restricted Subsidiaries to covenant that each Loan Party shall maintain and preserve the Lien and security interest created under each Mortgage to which such Loan Party is a party as an Acceptable Security Interest.

(c)    Insurance. To the extent that insurance is carried by a third-party operator on behalf of any Loan Party, upon reasonable request by Administrative Agent, the each of Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to use its reasonable efforts to obtain and provide the Administrative Agent with copies of certificates of insurance showing such Loan Party as a named insured. Each such Loan Party hereby assigns to the Administrative Agent for its benefit and the benefit of the other Secured Parties any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of the Collateral.

(d)    Leases; Development and Maintenance. Each of Holdings and the Borrower shall, and shall cause its Restricted Subsidiaries to, (a) pay and discharge promptly, or make reasonable and customary efforts to cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or make reasonable and customary efforts to cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Loan Parties except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (b) do all other things reasonably necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and (c) maintain in all material respects (or make reasonable and customary efforts to cause to be maintained in all material respects) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Loan Parties pertain in a prudent manner consistent with industry standard practices.

Section 5.13    Anti-Corruption Laws; Sanctions. Each of Holdings and the Borrower shall, and will cause each Restricted Subsidiary to maintain in effect and enforce policies and procedures designed to ensure compliance by each Loan Party and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.14    Environmental Matters. Each of Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, establish and implement commercially reasonable measures as may be reasonably necessary to assure that, except as could not reasonably be expected to have a Material Adverse Change: (a) all Property of Holdings, the Borrower and the Restricted Subsidiaries and the operations conducted thereon and other activities of Holdings, the Borrower and the Restricted Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (b) all oil, oil and gas production or exploration wastes, Hazardous Materials or solid wastes generated in connection with their operations are disposed of or otherwise handled in compliance with Environmental Laws, (c) no Hazardous Materials will be Released on, at or from any of their owned or leased Property, other than permitted Releases and Releases in a quantity which does not require reporting pursuant to Section 103 of CERCLA, and (d) no oil, oil and gas exploration and production wastes or Hazardous Materials or solid wastes are Released on, at or from any such Property so as to pose an imminent and substantial endangerment to public health, safety or welfare or the Environment.

Section 5.15    ERISA Compliance. With respect to each Pension Plan, Holdings or the Borrower shall, and shall cause each other ERISA Affiliate to, (a) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (b) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 5.16    Designation of Restricted and Unrestricted Subsidiaries.

(a)     The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i)    the Borrower could make the Investment which is deemed to occur upon such designation in accordance with Section 6.06 equal to the appropriate fair market value of all outstanding Investments owned by Holdings, the Borrower and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii)    such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii)    the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation; and

(iv)    the Borrower delivers to the Collateral Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 6.06.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under Section 6.06, as determined by the Borrower.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an “Unrestricted Subsidiary,” then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.02, the Borrower or the applicable Restricted Subsidiary will be in default of such covenant.

(b)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(i)    the Borrower and the Restricted Subsidiaries could incur the Indebtedness which is deemed to be incurred upon such designation under Section 6.02, equal to the total Indebtedness of such Subsidiary calculated on a Pro Forma Basis as if such designation had occurred on the first day of the four-quarter reference period;

(ii)    the designation would not constitute or cause a Default or Event of Default; and

(iii)    the Borrower delivers to the Collateral Agent a certified copy of a resolution of the Board of Directors of Holdings giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under Section 6.02.

Section 5.17    Post-Closing Obligations. On or before the date that is 60 days after the Closing Date (or such later date as may be agreed by the Collateral Agent in its sole discretion), the Collateral Agent shall have received:

(a)     all appropriate evidence required by the Collateral Agent and the Lenders in their sole discretion necessary to determine that the Mortgage Requirement has been satisfied and that all actions or filings necessary to protect, preserve, and validly perfect such Liens have been made, taken, or obtained, as the case may be, and are in full force and effect;

(b)    favorable local counsel opinions in such jurisdictions where Mortgages need to be filed in order to comply with the requirements of Section 5.17(a) covering matters as the Collateral Agent may reasonably request; and

(c)    Account Control Agreements to the extent required under Section 6.23.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligations (other than contingent indemnity obligations for which no claim has been made) under any Loan Document shall remain unpaid, each Loan Party agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01    Liens, Etc. Holdings and the Borrower shall not create, assume, incur, or suffer to exist, and shall not permit any of its Restricted Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property (including any right to receive income) whether now owned or hereafter acquired, except that each Loan Party and Restricted Subsidiary may create, incur, assume, or suffer to exist:

(a)    Liens granted pursuant to the Security Instruments and securing the Obligations;

(b)    Liens on equipment, fixtures and other personal Property securing Indebtedness permitted under Section 6.02(c); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable) together with any financing for interest thereon;

(c)    Liens for Taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed 90 days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)    the claims of materialmen, mechanics, carriers, warehousemen, processors, repairmen, suppliers, workers, or landlords for labor, materials, supplies, rentals or other like claims incurred in the ordinary course of business, which (i) are not overdue for a period of more than the longer of 90 days or the grace period therefor, or if overdue for more than such period, no action has been taken to enforce such Liens, (ii) to the extent overdue, such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (iii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Restricted Subsidiaries;

(e)    royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement;

(f)    deposits or pledges of cash or cash equivalents made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, old age pension or public liability obligations, statutory obligations, regulatory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), government contracts, performance and return of money bonds, and bids and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(g)    Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing or deferred production agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, division orders, contracts for the sale, transportation or exchange of oil and natural gas, area and mutual interest agreements, marketing agreements, processing agreements, net profit agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, (i) that are customary in the oil, gas and mineral production business, and (ii) that are entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that, in any event, (w) if such Liens could have the effect of reducing net revenue interests or increasing working interests of the Borrower without a corresponding increase in the net revenue interest in such Oil and Gas Property or any of its Restricted Subsidiaries from such values set forth in the most recently delivered Engineering Report, then the Borrower shall have provided to the Administrative Agent written notice of such Liens within 30 days of the incurrence of such Liens accompanied by a Responsible Officer’s certification and calculation of the adjusted net revenue interests and working interests after taking into account such Liens, (x) such Liens secure amounts that are not overdue or are being diligently contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (y) such Liens are limited to the assets that are the subject of such agreements, and (z) such Liens shall not be in favor of any Person that is an Affiliate of a Loan Party (other than any other Loan Party);

(h)    easements, servitudes, permits, conditions, covenants, exceptions, rights-of-way, zoning restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or materially detract from the value or use of the Property to which they apply;

(i)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(j)     (i) Liens of a collecting bank arising in the ordinary course of business under Section 4- 210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any Deposit Account of the Borrower or any Restricted Subsidiary thereof;

(k)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Restricted Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Restricted Subsidiaries or (ii) secure any Indebtedness;

(l)    Liens securing judgments for the payment of money not constituting an Event of Default;

(m)     Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(n)    licenses of intellectual property, none of which, in the aggregate, interfere in any material respect with the business of the Borrower or its Restricted Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Restricted Subsidiaries;

(o)    Liens on cash or cash equivalents in favor of any commercial bank to secure any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with (i) commercial credit cards, (ii) stored value cards and (iii) any other Treasury Management Arrangement (including, without limitation, controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services);

(p)    Liens securing First Lien Debt to the extent not prohibited by the Intercreditor Agreement;

(q)    Liens securing obligations under Hedge Contracts entered into in compliance with Section 6.15;

(r)    Liens on Equity Interests in Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries, and rights directly related to such Equity Interests;

(s)    Liens securing Obligations under any intercompany Indebtedness arrangements entered into in compliance with this Agreement; and

(t)    (i) Liens not otherwise permitted under the preceding provisions of this Section 6.01 encumbering Oil and Gas Properties and securing obligations in the aggregate outstanding principal amount not to exceed $1,000,000, and (ii) Liens not otherwise permitted under the preceding provisions of this Section 6.01 encumbering Properties (other than Oil and Gas Properties) and securing obligations in the aggregate outstanding principal amount not to exceed $10,000,000; provided that, in each case, such Liens are not incurred in connection with any Indebtedness.

Section 6.02    Indebtedness, Guarantees, and Other Obligations. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Indebtedness except:

(a)    the Obligations;

(b)    Indebtedness (including any Treasury Management Arrangements secured by the Collateral securing such Credit Facility) incurred by any Loan Party pursuant to any Credit Facility; provided that immediately after giving effect to such incurrence (and the application of proceeds therefrom) the aggregate outstanding principal amount of all such Indebtedness (excluding the amount of any Treasury Management Arrangements) incurred under this clause (b) and then outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) does not exceed the greater of (i) $250,000,000 and (ii) 75% of the Present Value of the Loan Parties’ PDP Reserves as of such date of determination;

(c)    Capital Lease Obligations and Indebtedness incurred in connection with purchase money indebtedness in an aggregate outstanding principal amount not to exceed $10,000,000;

(d)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(e)    unsecured Indebtedness of any Loan Party owing to any other Loan Party; provided that such Indebtedness is subordinated in all respects to the Obligations on terms set forth in the Guaranty;

(f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(g)    Indebtedness under Hedge Contracts entered into in compliance with Section 6.15;

(h)    endorsements of negotiable instruments for collection in the ordinary course of business;

(i)    Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management, including any Treasury Management Arrangement and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business and not in excess of $500,000 in the aggregate at any time outstanding;

(j)    unsecured Indebtedness incurred by any Loan Party; provided that the Leverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would not have been greater than 3.0 to 1.0, determined on a Pro Forma Basis; provided further that such Indebtedness does not require any payments of principal prior to the stated maturity thereof (other than provisions with respect to asset sales and change of control, in each case, customarily included for publicly traded high-yield issuances of similarly situated issuers) and has a final maturity date no earlier than 91 days after the Maturity Date in effect at the time of issuance thereof;

(k)    unsecured Indebtedness not otherwise permitted under the preceding provisions of this Section 6.02; provided that, the aggregate outstanding principal amount of such unsecured Indebtedness shall not exceed $10,000,000; and

(l)    any Guarantee by any Loan Party of any Indebtedness of any other Loan Party so long as such underlying Indebtedness is otherwise permitted by this Section 6.02 and the terms of such Guarantee would otherwise be permitted by this Section 6.02 if such Guarantee were the primary obligation.

Section 6.03    Agreements Restricting Liens and Distributions. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Loan Party from paying dividends to any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to: (a) restrictions in this Agreement, any other Loan Document or in any First Lien Loan Document, (b) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any Property of the Borrower or its Restricted Subsidiaries imposed by any contract, agreement or understanding related to the Liens permitted under clause (b) and clause (r) of Section 6.01 so long as such restriction only applies to the Property permitted under such clauses to be encumbered by such Liens, (c) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted hereunder pending the consummation of such sale or disposition, (d) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien found in any lease, license or similar contract as they affect any Property or Lien subject to such lease, license or contract, (e) customary prohibitions on assignment of rights contained in software license agreements, (f) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of any Loan Party and (g) prohibitions or restrictions in joint venture agreements or agreements entered into in connection with joint ventures with respect to the transfer of, or the making of dividends or distributions with respect to, Equity Interests in any joint venture, or with respect to the transfer of or other encumbrance with respect to Property that is the subject of any joint venture or agreements entered into in connection therewith.

Section 6.04    Merger or Consolidation; Asset Sales. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to:

(a)    dissolve; provided that (i) any Loan Party (other than Holdings and the Borrower) may dissolve as long as assets thereof are transferred to or become the Property of another Guarantor or Borrower and (ii) any Restricted Subsidiary that is not a Guarantor may dissolve as long as the assets thereof are transferred to or become the Property of a Guarantor (other than Holdings) or the Borrower or another Restricted Subsidiary that is not a Guarantor;

(b)    merge or consolidate with or into any other Person; provided that (i) the Borrower may merge or may be consolidated into any Guarantor (other than Holdings) if the Borrower is the surviving entity, (ii) any Loan Party (other than Holdings and the Borrower) may merge or may be consolidated into any other Guarantor (other than Holdings), (iii) any Restricted Subsidiary that is not a Guarantor may merge or may be consolidated into any Guarantor (other than Holdings) or the Borrower or another Restricted Subsidiary that is not a Guarantor and (iv) any Restricted Subsidiary may merge or may be consolidated with any other Person as part of a Disposition permitted by Section 6.04(c); or

(c)    Dispose of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), other than:

(i)    the sale of Hydrocarbons or liquidation of Liquid Investments in the ordinary course of business;

(ii)    the Disposition of equipment that is (A) obsolete or worn out and Disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use;

(iii)    the Disposition of Property between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties;

(iv)    the Disposition of Oil and Gas Properties for which there are no attributable Proven Reserves so long as (A) such Oil and Gas Property is not Collateral and is not otherwise required pursuant to the terms of this Agreement to be Collateral or (B) such Disposition is a Permitted Asset Swap; provided that, the Oil and Gas Properties permitted to be Disposed of under this clause (B) shall not exceed 500 acres in the aggregate between scheduled Borrowing Base redeterminations;

(v)    Casualty Events, Dispositions constituting Restricted Payments permitted under Section 6.05 and Dispositions constituting Investments permitted under Section 6.06;

(vi)    licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of any Loan Party;

(vii)    the abandonment of intellectual property that is no longer material to the operation of the business of any Loan Party;

(viii)    so long as no Event of Default has occurred and is continuing or would be caused thereby, the Disposition of Oil and Gas Properties (and the Disposition of Equity Interests in any Restricted Subsidiary that owns such Oil and Gas Properties) and the occurrence of any Hedge Event so long as:

(A)    as to any such Disposition, (1) the cash or cash equivalents received as consideration therefor must be equal to 75% of the consideration received in respect thereof, (2) the consideration received in respect of such Disposition is equal to or greater than the fair market value of such Oil and Gas Properties, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by the chief financial officer or equivalent officer of the Borrower for Dispositions for consideration of less than $20,000,000 and as reasonably determined by the Board of Directors of the Borrower for all other Dispositions and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (3) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition includes all the Equity Interests of such Restricted Subsidiary;

(B)    to the extent applicable, the Borrower shall have made (or caused to be made) all mandatory prepayments required under the First Lien Credit Agreement in connection therewith; and

(C)    the Borrower shall have complied with the requirements of Section 2.04 of this Agreement.

Section 6.05    Restricted Payments. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, make any Restricted Payments other than:

(a)    Permitted Tax Distributions so long as no Event of Default under Section 7.01(a), Section 7.01(c) (on account of a breach of Section 6.04) or Section 7.01(e) has occurred and is continuing;

(b)    Restricted Payments to any other Loan Party subject to any subordination terms thereof that may apply;

(c)    Holdings may, so long as no Event of Default has occurred and is continuing, purchase the Equity Interests of Holdings owned by future, present or former officers, directors, employees or consultants of any Loan Party or make payments to employees of any Loan Party upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed $5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $7.5 million in any calendar year); provided, that the cancellation of Indebtedness owed to Holdings, the Borrower or any Restricted Subsidiary by any future, present or former member of management, director, employee or consultant of Holdings, the Borrower or Restricted Subsidiaries, and borrowed to finance such person’s non-cash purchase of the Equity Interests of Holdings, which cancellation serves as consideration for the repurchase from any such person of such Equity Interests, will not be deemed to constitute a Restricted Payment for purposes of this Section 6.05 or any other provision of this Agreement;

(d)    repurchases of Equity Interests in any Loan Party deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as the Loan Parties make no payment in connection therewith that is not otherwise permitted hereunder);

(e)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or a substantially concurrent contribution to the equity of Holdings, in each case, occurring after the date of this Agreement; and

(f)    Restricted Payments in an aggregate amount not to exceed the excess of (i) $25,000,000 less (ii) any Investments made in accordance with Section 6.06(j).

Section 6.06    Investments. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, make or permit to exist any Investments or purchase or commit to purchase any Equity Interests or other securities or evidences of indebtedness of or interests in any Person or any Oil and Gas Properties or activities related to Oil and Gas Properties, except:

(a)    Liquid Investments;

(b)    trade and customer accounts receivable arising in the ordinary course of business;

(c)    Investments (i) in any Loan Party, (ii) in any Person which concurrently with such Investment becomes a Loan Party and (iii) by any non-Loan Party Restricted Subsidiary in any other Restricted Subsidiary;

(d)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the aggregate amount of such Investment shall not exceed $1,000,000;

(e)    Investments consisting of any deferred portion of the sales price received by the Borrower or any Restricted Subsidiary or any other Investment received as consideration in connection with any sale of assets permitted hereunder;

(f)    Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint ventures (other than Investments in any joint venture involving a transfer or contribution of PDP Reserves of the Loan Parties or any Restricted Subsidiaries to such joint venture) or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America (but not the offshore federal waters of the United States);

(g)    Hedge Contracts to the extent permitted under Section 6.15;

(h)    Permitted Acquisitions;

(i)    the Initial Acquisition;

(j)    Investments not otherwise permitted under this Section 6.06 so long as (i) the aggregate amount of the Investments permitted under this clause (j) shall not exceed the excess of (y) $25,000,000 less (z) any Investments made in accordance with Section 6.05(f) and (ii) no such Investment is used for a Permitted Acquisition;

(k)    Investments in an amount not to exceed the net cash proceeds received from Equity Issuances consummated after the Closing Date (For the avoidance of doubt, it is understood that the Investments permitted under this clause (k) shall not affect the Borrower’s ability to make Investments otherwise permitted under any of clauses (a) through (j) above and (l) below.); and

(l)    Investments received in consideration of Dispositions of Property permitted under Section 6.04.

Section 6.07    Acquisitions. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Acquisition in a single transaction or related series of transactions other than a Permitted Acquisition.

Section 6.08    Affiliate Transactions. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (each, an “Affiliate Transaction”), unless the Affiliate Transaction is on terms that are no less favorable (taken as a whole) to Holdings, the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate or, if in the good faith judgment of the Board of Directors of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view; provided, however, the foregoing provisions of this Section 6.08 shall not apply to:

(a)    transactions solely among the Loan Parties or solely among Restricted Subsidiaries that are not Loan Parties;

(b)    the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of its business with its or for the benefit of is employees, officers and directors;

(c)    fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of Holdings, the Borrower or any Restricted Subsidiary in their capacity as such, to the extent such fees and compensation are customary;

(d)    Restricted Payments permitted hereunder;

(e)    any issuance of Equity Interests (other than Disqualified Equity Interests) to, or the receipt by the Borrower of any capital contribution from, Holdings; and any transactions with Holdings, including Permitted Tax Distributions, effected pursuant to the terms of the Loan Documents; and

(f)    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first paragraph of this Section 6.08.

Section 6.09    Compliance with ERISA. To the extent it could reasonably be expected to, individually or in the aggregate, result in liability to any Loan Party in excess of $20,000,000, Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) engage in any transaction in connection with which any Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could result in any liability to any Loan Party or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension

Plan, agreement relating thereto or applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any unpaid minimum required contribution within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Pension Plan; or (e) incur, or permit any ERISA Affiliate to incur, a liability to or on account of an Employee Benefit Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

Section 6.10     Sale-and-Leaseback. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter such Loan Party thereof shall lease as lessee such Property or any part thereof or other Property which such Loan Party or Restricted Subsidiary thereof intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.11    Change of Business; Foreign Operations or Subsidiaries. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) materially change the character of its business, taken as a whole, as an independent oil and gas exploration and production company (including the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons and the Oil and Gas Properties), (b) operate any business in any jurisdiction other than the United States (but not the offshore federal waters of the United States), or (c) create or acquire any Subsidiary other than a Subsidiary organized under the laws of any jurisdiction within the United States (including territories thereof).

Section 6.12    Name Change. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend its name or change its jurisdiction of incorporation, organization or formation without (a) providing written notice to the Administrative Agent at least five (5) Business Days after such change and (b) taking all actions reasonably required by the Administrative Agent or the Collateral Agent to maintain an Acceptable Security Interest in all of the Collateral.

Section 6.13    Use of Proceeds.

(a)    Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit the proceeds of any Advance to be used for any purpose other than those permitted by Section 5.09. No Loan Party shall engage in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). Neither Holdings, the Borrower, nor any Person acting on behalf of a Loan Party has taken or shall take, nor permit any of the Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance to purchase or carry any margin stock in violation of Regulation T, U or X. Holdings shall not permit more than 25% of the consolidated assets of Holdings and its Restricted Subsidiaries to consist of “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U).

(b)    The Borrower shall not request any Advance, and Holdings shall not use, and shall ensure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.14    Gas Imbalances, Take-or-Pay or Other Prepayments. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party or any Restricted Subsidiary which would require any Loan Party or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than to the extent not exceeding two percent (2%) of the aggregate monthly volumes of Hydrocarbons (on an Mcf equivalent basis) anticipated to be produced from the Borrower’s and the Guarantors’ proved developed producing reserves listed in the most recent Engineering Report.

Section 6.15    Hedging Limitations. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any Hedge Contract (or any trade or transaction thereunder) except for the Hedge Contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16    Fiscal Year; Fiscal Quarter. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, change its fiscal year or any of its fiscal quarters.

Section 6.17    Limitation on Operating Leases. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any obligations for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbons), under Operating Leases which would cause the aggregate amount of all payments made by the Loan Parties pursuant to all Operating Leases, including any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.18    Prepayment of Certain Debt and Other Obligations; Amendment to First Lien Debt.

(a)    Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the principal amount of any Indebtedness of the Borrower or any other Loan Party, or otherwise prepay any future accrual of interest on the principal amount of any Indebtedness (other than in connection with the payment of any make-whole amount or in connection with transactions otherwise permitted hereunder), which is unsecured or contractually subordinated in lien priority or subordinated with respect to payments to the Obligations, except:

(i)    prepayments in respect of any First Lien Debt;

(ii)    the prepayment of the Obligations in accordance with the terms of this Agreement;

(iii)    any prepayment, redemption, purchase, defeasance or other satisfaction as the result of the conversion of Indebtedness permitted hereunder into Equity Interests of Holdings (other than Disqualified Equity Interests);

(iv)    cash payments made in settlement of the Loan Parties’ obligations under any indenture pursuant to which any convertible notes are issued upon the conversion or required repurchase of any such convertible notes thereunder;

(v)    any prepayment, redemption, purchase, defeasance or other satisfaction in an amount equal to the Net Cash Proceeds of any Disposition of Property which is not prohibited by Section 6.04 and not required to be applied to the repayment of the Obligations hereunder;

(vi)    payments of principal (and accrued interest thereon) within one year of the stated maturity thereof so long as the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that: (i) for the most recent fiscal quarter end preceding such payment for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the then applicable ratio set forth in Section 6.17(a) of the First Lien Credit Agreement on a Pro Forma Basis calculated in a manner acceptable to the Administrative Agent (as of the date of the payment and after giving effect thereto and any Indebtedness incurred in connection therewith), (ii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such payment and any Indebtedness incurred in connection therewith, and (iii) after giving effect to the payment, Availability shall be no less than 20% of the then effective Borrowing Base;

(vii)    any intercompany Indebtedness between or among Loan Parties;

(viii)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any unsecured or subordinated Indebtedness required thereunder as a result of an asset sale or change of control (i) at a purchase price not greater than 100% of the principal amount thereof, together with accrued interest, in the case of an asset sale and (ii) at a purchase price not greater than 101% of the principal amount thereof, together with accrued interest, in the case of a change of control; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, the Borrower has made the Change in Control Offer or Asset Sale Prepayment, as applicable, as provided in such Section and has completed the repayment of all Advances for which Lenders have elected to receive payment, and provided, further, if any such amount that the Lenders elect not to receive as a prepayment may be used to purchase, repurchase, redeem or otherwise acquire or retire any unsecured or unsubordinated Indebtedness even if not required hereunder as a result of an asset sale or change of control; and

(ix)    any prepayment, redemption, purchase, defeasance or other satisfaction with the proceeds of Permitted Refinancing Debt.

(b)    Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, amend, restate, supplement or otherwise modify (or obtain any consent to or waiver of noncompliance from the terms of) any First Lien Loan Document in a manner prohibited by Section 7.01(a) of the Intercreditor Agreement.

Section 6.19    Passive Holding Company. Notwithstanding anything herein to the contrary, Holdings shall not:

(a)    hold any assets other than (i) the Equity Interests of the Borrower, (ii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (iii) minute books and other corporate books and records of Holdings, (iv) assets in respect of Hedge Contracts entered into in connection with, or as required under, this Agreement, and (v) other miscellaneous non- material assets incidental to the ownership of the Equity Interests of the Borrower or to the maintenance of the Borrower’s or Holdings’ corporate existence;

(b)    have any Indebtedness, obligations or other liabilities other than (i) the liabilities under the Loan Documents and Hedge Contracts entered into in connection with, or as required under, this Agreement, (ii) Tax liabilities arising in the ordinary course of business, (iii) corporate, administrative and operating expenses in the ordinary course of business and (iv) liabilities under any contracts or agreements described in (a)(ii) above; or

(c)    engage in any activities or business other than (i) issuing shares of its own Equity Interests (other than Disqualified Equity Interests), (ii) holding the assets and incurring the liabilities described in this Section 6.19 and activities incidental and related thereto or (iii) making payments, dividends, distributions, issuances or other activities permitted pursuant to Section 6.05.

Section 6.20    Environmental Matters. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or permit any of its Property to be in violation of, or cause or permit a Release of Hazardous Materials which will subject any such Property to any Response or remedial obligations required under, any Environmental Laws where such violations or Response or remedial obligations could (a) individually reasonably be expected to result in an Environmental Claim against any Loan Party or any Restricted Subsidiary of a Loan Party in excess of $1,000,000, or (b) in the aggregate reasonably be expected to result in a Material Adverse Change.

Section 6.21    Marketing Activities. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of any Loan Party that such Loan Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 6.22    Sale or Discount of Receivables. Except for receivables obtained by any Loan Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction or any Investments permitted under Section 6.06(d), Holdings and the Borrower shall not, and shall not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 6.23    Deposit Accounts; Securities Accounts. Subject to Section 5.17, Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries that is a Loan Party to, (a) maintain Deposit Accounts that are not subject to Account Control Agreements, or (b) maintain securities accounts that are not subject to Account Control Agreements; provided that, the requirements of the foregoing Section 6.23(a) shall not apply to (i) Deposit Accounts holding exclusively Excluded Funds, (ii) Deposit Accounts and securities accounts to the extent, and only to the extent, constituting “Excluded Collateral” under Section 2.1(b)(v) or Section 2.1(b)(vi) of the Security Agreement, (iii) petty cash accounts with an amount not to exceed $250,000 in the aggregate, and (iv) only as to the requirement regarding Account Control Agreements, the Zero Balance Accounts; provided, however, in the event any Loan Party acquires any Deposit Account or securities account pursuant to an Acquisition, (y) within 120 days after the date of such Acquisition (or such later date as either of the First Lien Agent or the Collateral Agent may agree to in its sole discretion for the delivery of deposit account control agreements in respect thereof) deliver to the Collateral Agent an Account Control Agreement therefor and (z) for so long as any such acquired Deposit Account or securities account is not subject to an Account Control Agreement, no cash or securities shall be transferred to such acquired Deposit Account or securities account. To the extent permitted under the Intercreditor Agreement, Holdings and the Borrower, for itself and on behalf of its Restricted Subsidiaries that are Loan Parties, hereby authorizes the Collateral Agent to deliver notices to the depositary banks and securities intermediaries pursuant to any Account Control Agreement under any one or more of the following circumstances: (i) following the occurrence of and during the continuation of an Event of Default, (ii) if the Collateral Agent reasonably believes that a requested transfer by Holdings, the Borrower or any Restricted Subsidiary, as applicable, is a request to transfer any funds from any account to any other account of Holdings, the Borrower or any Restricted Subsidiary that is not permitted under this Section 6.23, (iii) as otherwise agreed to in writing by Holdings, the Borrower or any Restricted Subsidiary, as applicable, and (iv) as otherwise required by applicable Legal Requirement.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)    Payment. The Borrower shall (i) fail to pay when due any principal payable hereunder or under the Notes or (ii) fail to pay, within 5 Business Days of when due, any interest or other amounts (including fees, reimbursements, and indemnifications) payable hereunder, under the Notes, or under any other Loan Document;

(b)    Representation and Warranties. Any representation or warranty made or deemed to be made by any Loan Party or any Restricted Subsidiary thereof (or any of their respective officers) in this Agreement or in any other Loan Document shall prove to have been incorrect in any material respect (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representations and warranties shall be true and correct in all respects) when made or deemed to be made;

(c)    Covenant Breaches. Any Loan Party or any Restricted Subsidiary thereof shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.03 (with respect to either Holdings’ or the Borrower’s existence), Section 5.06(i), Section 5.09, or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;

(d)    Cross-Defaults. (i) Any Loan Party or any Restricted Subsidiary thereof shall fail to pay any principal of or premium or interest on its Indebtedness (other than any First Lien Debt) that is outstanding in a principal amount of at least $20,000,000 individually or when aggregated with all such Indebtedness of any Loan Party or any Restricted Subsidiary thereof so in default when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness (other than any First Lien Debt) (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $20,000,000 individually or when aggregated with all such Indebtedness of any Loan Party or any Restricted Subsidiary thereof so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness in a principal amount of at least $20,000,000 individually or when aggregated with all such Indebtedness of any Loan Party or any Restricted Subsidiary thereof shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.01(d), the “principal amount” of the obligations in respect of any Hedge Contract at any time shall be Hedge Termination Value thereof;

(e)    Insolvency. Any Loan Party or Restricted Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Restricted Subsidiary thereof seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against any such Loan Party or any such Restricted Subsidiary thereof either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any such Loan Party or any such Restricted Subsidiary thereof shall take any corporate, limited liability company, or partnership, as applicable, action to authorize any of the actions set forth above in this paragraph (e);

(f)    Judgments. Any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against any Loan Party or any Restricted Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)    Termination Events. The occurrence of any of the following events: (i) any Loan Party or any Restricted Subsidiary thereof fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Loan Party is required to pay as contributions thereto and such unpaid amounts are in excess of the $20,000,000, (ii) a Termination Event that results in, or could reasonably be expected to result in, liability to any Loan Party or any Restricted Subsidiary thereof in excess of $20,000,000 or (iii) any Loan Party or any Restricted Subsidiary thereof as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $20,000,000;

(h)    Change in Control. A Change in Control shall have occurred without a Change in Control Offer being made in accordance with Section 2.04(b)(ii);

(i)    Loan Documents. Any material provision of any Loan Document shall for any reason cease to be in full force and effect or valid, binding, or enforceable (other than in accordance with its terms) on any Loan Party or any Restricted Subsidiary thereof or any such Person shall so state in writing;

(j)    Security Instruments. (i) The Collateral Agent shall fail to have an Acceptable Security Interest in a material portion of the Collateral to the extent required by Section 5.08 (other than Collateral released in accordance with this Agreement or any other Loan Document), or (ii) any Security Instrument shall, at any time and for any reason, cease to create the Lien on the Property purported to be subject to such agreement, and such Property constitutes a material portion of the Collateral, in accordance with the terms of such agreement, or shall cease to be in full force and effect, or shall be contested by the Borrower or any Guarantor;

(k)    First Lien Default. (i) An “Event of Default” (or any comparable defined term) under any First Lien Loan Document shall have occurred and shall remain unremedied, uncured or unwaived for 60 days; provided, that any breach of a financial maintenance covenant under any First Lien Debt (including the First Lien Credit Agreement) shall not constitute an Event of Default with respect to any Advances unless and until the First Lien Lenders with respect to such First Lien Debt have declared such First Lien Debt to be immediately due and payable and all outstanding commitments thereunder to be immediately terminated, in each case in accordance with the First Lien Loan Documents in respect of such First Lien Debt, and such declaration has not been rescinded on or before such date, or (ii) any First Lien Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

Section 7.02    Remedies upon Default. If any Event of Default (other than an Event of Default described in Section 7.01(e)) exists, the Administrative Agent and/or the Collateral Agent, as applicable, may (with the consent of the Majority Lenders) and shall (upon written direction of Majority Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations immediately due and payable (an “acceleration”) which amount shall include, if such acceleration occurs prior to third anniversary of the Closing Date, the Applicable Premium in effect on the date of such acceleration, as if such acceleration were an optional or mandatory prepayment on the principal amount of Loans accelerated, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b)    if an Event of Default described in Section 7.01(e) occurs and is continuing, any Obligations will become immediately due and payable without any further action or notice on the part of Agent or any Lenders; and

(c)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at the Borrower’s expense, and make it available to the Collateral Agent at a place designated by the Collateral Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by the Borrower, the Borrower agrees not to charge for such storage); and (iv)

sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable Legal Requirement, in lots or in bulk, at such locations, all as the Collateral Agent, in its discretion, deems advisable. The Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Collateral Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of intellectual property shall be commercially reasonable. Collateral Agent may conduct sales on any Loan Party’s premises, without charge, and any sale may be adjourned from time to time in accordance with applicable Legal Requirements. Each of the Administrative Agent and the Collateral Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and each of the Administrative Agent and the Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

Section 7.03    Payment of Applicable Premium. The Borrower acknowledges and agrees that if payment of the Obligations are accelerated or the Advances and other Obligations otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium with respect to an optional or mandatory repayment or prepayment of the Advances will also be due and payable as though the Advances were prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each holder as the result of the early redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Advances are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between holders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Applicable Premium to Lenders as herein described is a material inducement to Lenders to provide the Advances.

Section 7.04    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Collateral Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, the Collateral Agent, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document and owing to the Administrative Agent, such Lender, the Collateral Agent or such Affiliate, irrespective of whether or not the Administrative Agent, such Lender, the Collateral Agent or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender, the Collateral Agent or such Affiliate different from the branch or office holding such deposit or obligated on such obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the Lender Parties agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender, the Collateral Agent and their respective Affiliates under this Section 7.04 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Collateral Agent or their respective Affiliates may have.

Section 7.05    Non-exclusivity of Remedies. No right, power, or remedy conferred to any Lender Party in this Agreement or the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement and the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender Party may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Loan Party shall entitle the Borrower or any other Loan Party to similar notices or demands in the future.

Section 7.06    Application of Proceeds.

(a)    Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.04 and Section 2.12. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document (other than as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Restricted

Subsidiaries which secures any of the Obligations), shall be applied as determined by the Administrative Agent, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.04 and Section 2.12.

(b)    Notwithstanding the foregoing, in the event that the Obligations have been accelerated pursuant to Section 7.02 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or in any other Loan Document, all monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Restricted Subsidiaries which secures any of the Obligations, shall be applied in accordance with Section 2.12 and otherwise in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Collateral Agent in its capacity as such, ratably among the Administrative Agent and Collateral Agent in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and all other payment obligations constituting Obligations (other than Obligations entitled to priority under clauses First, Second and Third clauses above), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Legal Requirements.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01    Appointment and Authority. Each Lender hereby irrevocably (a) appoints Jefferies Finance LLC to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents (including the Intercreditor Agreement), and (b) authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and/or the Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the rights expressly provided to the Borrower under Section 8.06(a) and Section 8.11(b). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent and/or the Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02    Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders. Jefferies Finance LLC (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.03    Exculpatory Provisions. Each of the Administrative Agent and the Collateral Agent (which terms as used in this Section 8.03 shall include each of their Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders or Secured Parties as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders or Secured Parties as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.03 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Collateral Agent. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.03) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Loan Party or any Restricted Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Majority Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

Section 8.04    Reliance by Administrative Agent and the Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or the Collateral Agent, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Collateral Agent unless the Administrative Agent shall have received notice to the contrary from such Lender or the Collateral Agent prior to the making of such Advance or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and the Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06    Resignation of the Administrative Agent or the Collateral Agent.

(a)    The Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent (which shall be a Lender or such other Person appointed by the Majority Lenders but in no event shall be a Defaulting Lender or a Disqualified Lender) or a successor Collateral Agent (which shall be a Lender or such other Person appointed by the Majority Lenders but in no event shall be a Defaulting Lender or a Disqualified Lender). If no such successor Administrative Agent or Collateral Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent or the Collateral Agent shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable, and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Sections 9.02(a) and (b), Section 8.09 and Section 2.13(d) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.

Section 8.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder and for other information in the Administrative Agent’s or the Collateral Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s and Collateral Agent’s expenses in connection therewith, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Restricted Subsidiaries or Affiliates that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective Affiliates.

Section 8.08    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger, documentation agent, syndication agent or other titles to Lenders or Affiliates of a Lender which may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

Section 8.09    Indemnification.

(a)    INDEMNITY OF ADMINISTRATIVE AGENT AND COLLATERAL AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE LEAD ARRANGER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNIFIED PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNIFIED PERSON), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE, AS DETERMINED BY

A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE EACH OF THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT AND/OR THE COLLATERAL AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent, as applicable, and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due to the Administrative Agent or the Collateral Agent under Section 2.09.

Section 8.11    Collateral and Guaranty Matters.

(a)    Each of the Administrative Agent and the Collateral Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Instruments. Each of the Administrative Agent and the Collateral Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)    The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Instruments, irrevocably authorize each of the Administrative Agent and the Collateral Agent to, and the Administrate Agent and the Collateral Agent shall, upon request of the Borrower (i) release any Lien granted to or held by the Administrative Agent and/or the Collateral Agent upon any Collateral (a) upon termination of this Agreement and the payment in full of all outstanding Advances and all other Obligations (other than contingent indemnity obligations for which no claims have been made); (b) constituting Property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Loan Document; (c) constituting Property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter other than as a result of a transaction prohibited hereunder; (d) constituting Property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended or (e) constituting Property on which the Liens securing the First Lien Debt have been released by the First Lien Agent; provided that, this clause (e) shall not in any event limit the Mortgage Requirement or the obligation of the Loan Parties to comply with Sections 5.08 or 6.23 hereof; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Loan Document and release the Lien granted to or held by the Administrative Agent and/or the Collateral Agent upon any Collateral of such Person if such Person is a voluntary Guarantor and is not required to be a Guarantor hereunder or ceases to be a Subsidiary or a Restricted Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent and/or the Collateral Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release particular types or items of Collateral or Guarantors pursuant to this Section 8.11. At the written request and sole expense of the Borrower, which written request shall also include a certification from a Responsible Officer certifying to the Administrative Agent and/or the Collateral Agent that such release is permitted under this Section 8.11 and that such transaction is in compliance with this Agreement and the other Loan Documents (which certification the Administrative Agent and the Collateral Agent may, but is not obligated to, rely on), the Administrative Agent and/or the Collateral Agent shall promptly provide the releases of Collateral or Guarantors permitted to be released under this Section 8.11 subject to evidence of such transaction and release documentation reasonably satisfactory to the Administrative Agent and/or the Collateral Agent except that the Administrative Agent or the Collateral Agent may, but shall not be obligated, to provide such releases for such Property to be sold but not yet sold or such Property subject to a lease that is about to expire but not yet expired. Upon any of the Collateral constituting (i)

personal property being Disposed of as permitted under this Agreement or (ii) Property on which the Liens securing the First Lien Debt have been released by the First Lien Agent, then such Collateral shall be automatically released from the Liens created under the applicable Security Instrument, provided that (x) the Administrative Agent and the Collateral Agent shall provide any evidence of such Lien release requested by the Borrower in accordance with this Section and (y) nothing in this sentence shall in any event limit the Mortgage Requirement or the obligation of the Loan Parties to comply with Sections 5.08 or 6.23 hereof.

(c)    Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder, under the Guaranty and under the Security Instruments may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.12    Credit Bidding.

(a)    The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Majority Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b)    Each Secured Party hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar Dispositions of Collateral; provided that, for the avoidance of doubt, this subsection (b) shall not limit the rights of (i) any Lender or Affiliate of a Lender to terminate any Hedge Contract or net out any resulting termination values or (ii) any Lender or Affiliate of a Lender to terminate any (A) commercial credit cards, (B) stored value cards and (C) any other Treasury Management Arrangement (including, without limitation, controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or set off against any Deposit Accounts.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Costs and Expenses. The Borrower agrees to pay promptly, upon written demand:

(a)    all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Loan Documents, including, without limitation, reasonable fees, expenses, charges and disbursements of outside counsels for such Lender Party, and

(b)    all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including, without limitation, outside counsel fees, expenses, charges and disbursements of each Lender and the Administrative Agent but excluding amounts that Borrower and/or any Guarantor are not required to indemnify the indemnified persons for pursuant to Section 9.02) in connection with the enforcement of or protection of rights under (whether through negotiations, legal proceedings, or otherwise) this Agreement, the Notes, and the other Loan Documents (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Advances).

Section 9.02    Indemnification; Waiver of Damages.

(a)    INDEMNIFICATION. EACH LOAN PARTY THAT IS A PARTY HERETO AGREES TO, AND DOES HEREBY, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE LEAD ARRANGER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LENDER, AND EACH OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND EXPENSES OF ANY KIND OR NATURE (INCLUDING FEES, CHARGES, AND DISBURSEMENTS OF COUNSEL AND ANY CONSULTANT FOR ANY INDEMNITEE), TO WHICH SUCH INDEMNITEE MAY BECOME SUBJECT OR THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST SUCH INDEMNITEE BY ANY PERSON (INCLUDING HOLDINGS, THE BORROWER, ANY SUBSIDIARY OR ANY AFFILIATE THEREOF), IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY ADVANCE OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OR THREATENED RELEASE OF HAZARDOUS MATERIALS ON, AT, UNDER OR FROM ANY PROPERTY OWNED,

LEASED OR OPERATED BY HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF AT ANY TIME, (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY HOLDINGS, THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, OR (V) ANY CLAIM (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS), INVESTIGATION, LITIGATION OR OTHER PROCEEDING (WHETHER OR NOT THE ADMINISTRATIVE AGENT OR ANY LENDER IS A PARTY THERETO) AND THE PROSECUTION AND DEFENSE THEREOF, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE ADVANCES, ANY LOAN DOCUMENT, OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT (A) TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) TO HAVE RESULTED FROM A CLAIM BROUGHT BY THE BORROWER AGAINST ANY INDEMNITEE OF ANY MATERIAL BREACH OF SUCH INDEMNITEE’S FUNDING OBLIGATIONS UNDER THIS AGREEMENT, OR (C) ARE ON ACCOUNT OF A DISPUTE ARISING SOLELY AMONG INDEMNITEES (OTHER THAN THE ADMINISTRATIVE AGENT IN ITS ROLE AS SUCH) TO THE EXTENT SUCH DISPUTE DOES NOT INVOLVE AND IS NOT RELATED TO ANY ACT, OMISSION OR REPRESENTATION ON THE PART OF, OR ANY INFORMATION PROVIDED BY OR ON BEHALF OF, THE BORROWER, ANY GUARANTOR OR AFFILIATES THEREOF. THIS INDEMNITY SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. No Loan Party shall, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and (z) does not require any actions to be taken or refrained from being taken by any Indemnitee other than the execution of the related settlement agreement, if any.

(b)    WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT THE PARTIES HERETO SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY

OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT, THIS WAIVER AND AGREEMENT SHALL NOT LIMIT THE LOAN PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNIFIED PERSON IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER OR THEREUNDER. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(d)    Survival. Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 9.02 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.03    Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letters), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby, (i) reduce the amount of, or rate of interest on, the Advances (other than the Default Rate of interest on the Advances which may be reduced or waived by the Majority Lenders), (ii) reduce the amount of any fees or other amounts payable hereunder or under any other Loan Document (other than those specifically addressed above in this Section 9.03), (iii) amend, waive or consent to depart from any of the conditions specified in Section 3.01 (other than such conditions which are expressly noted to be subject to Majority Lenders’ approval), (iv) increase the Commitment or any obligations of any Lender, (v) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.03), including an extension of the Maturity Date, or (vi) amend, waive or consent to depart from Section 2.12(e) or Section 7.06;

(b)    no amendment, waiver or consent shall, unless the same shall be in writing and signed by each Lender, (i) except as permitted under Section 8.11(b), release all or substantially all of the Guarantors from their obligations under any Guaranty or, except as specifically provided in the Loan Documents and as a result of transactions permitted by the terms of this Agreement, release all or substantially all of the Collateral; or (ii) amend the definition of “Majority Lenders”, this Section 9.03 or any other provision in any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder (other than as provided in clause (c) below); and

(c)    no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. In connection with any amendment, waiver or consent required to be signed by the Majority Lenders, the Loan Parties are entitled to rely conclusively on each such Majority Lender’s signature thereto as a representation and warranty by such Majority Lender that it is not an Affiliate of any other Majority Lender.

Section 9.04    Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.05    Survival of Representations and Obligations.

(a)    All representations and warranties set forth in Article IV and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Article VIII or Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before. Without limiting the foregoing, all obligations of the Loan Parties provided for in Sections 2.09, 2.10, 2.13(d), 9.01 and 9.02 and all of the obligations of the Lenders in Section 8.09 shall survive any termination of this Agreement and repayment in full of the Obligations. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 9.06    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective permitted successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights or delegate its duties under this Agreement or any other Loan Document or any interest in this Agreement or any other Loan Document without the prior written consent of each Lender, except as otherwise permitted by Section 6.04. Each Loan Party agrees that no Affiliate, equityholder or creditor of such Loan Party is intended to be, and none of such Persons shall be, third party beneficiaries of this Agreement or any other Loan Document, and therefore no Indemnitee will have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Loan Party’s respective Affiliate that is not a party hereto or to any Loan Party’s equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby.

Section 9.07    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignment by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts. The aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless (A) such assignment is to a Lender, and Affiliate of a Lender, or an Approved Fund or (B) each of the Administrative Agent and, so long as no as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender, or an Approved Fund.

(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    Limitations on Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any a Disqualified Lender.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent and each other Lender hereunder (and interest accrued and unpaid thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 9.01, 9.02 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Notwithstanding the foregoing, any assignment or sale of participations to a Disqualified Lender shall be null and void.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.09 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Collateral Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.02(a) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), or (c) of Section 9.03 (that adversely affects such Participant). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.11, and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of

Section 2.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.08    Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Legal Requirements or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any agreement related to any Obligation, or any action or proceeding relating to this Agreement, any other Loan Document or any agreement related to any Obligation, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that is instructed of the confidential nature of the information and that such Information may be used solely for the purpose of evaluating an investment or prospective investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding Holdings and its Subsidiaries, the Advances and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (ii) becomes available to any Secured Party or affiliate thereof from a third party that is not, to such Person’s actual knowledge, subject to confidentiality obligations to Holdings or the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of any Lender Party or, if such Lender Party deems necessary for the mitigation of claims by those authorities against such Lender Party or any of its subsidiaries or affiliates, in accordance with such Lender Party’s regulatory compliance policy, (l) to the extent that such information is independently developed by such Lender Party, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Collateral Agent on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Loan Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Loan Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.09    Notices, Etc.

(a)    All notices and other communications (other than Notices of Borrowing and Notices of Conversion or Continuation, which are governed by Article II of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by electronic mail as permitted under paragraph (b) below (with, in the case of electronic mail, a hard copy sent as otherwise permitted in this Section 9.09), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Loan Party, as specified on Schedule I, if to the Administrative Agent or the Collateral Agent, at its credit contact specified under its name on Schedule I, and if to any Lender at its credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that (i) notices and communications to the Administrative Agent, any Lender or the Collateral Agent pursuant to Article II shall not be effective until received and, in the case of facsimile delivered under Article II, such receipt is confirmed by the Administrative Agent, such Lender or the Collateral Agent, as applicable, verbally or in writing and (ii) notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Platform.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.10    USURY NOT INTENDED. IT IS THE INTENT OF EACH LOAN PARTY AND EACH LENDER PARTY IN THE EXECUTION AND PERFORMANCE OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAWS, INCLUDING CONFLICTS OF LAW CONCEPTS, GOVERNING THE ADVANCES OF EACH LENDER INCLUDING SUCH APPLICABLE LEGAL REQUIREMENTS OF THE STATE OF NEW YORK, IF ANY, AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT, AND ANY OTHER JURISDICTION WHOSE LAWS MAY BE MANDATORILY APPLICABLE TO SUCH LENDER NOTWITHSTANDING THE OTHER PROVISIONS OF THIS AGREEMENT. IN FURTHERANCE THEREOF, THE LENDER PARTIES AND THE LOAN PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, AS CONSIDERATION FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST AT A RATE IN EXCESS OF THE MAXIMUM RATE AND THAT FOR PURPOSES OF THIS AGREEMENT “INTEREST” SHALL INCLUDE THE AGGREGATE OF ALL CHARGES WHICH CONSTITUTE INTEREST UNDER SUCH LAWS THAT ARE CONTRACTED FOR, CHARGED OR RECEIVED UNDER THIS AGREEMENT; AND IN THE EVENT THAT, NOTWITHSTANDING THE FOREGOING, UNDER ANY CIRCUMSTANCES THE AGGREGATE AMOUNTS TAKEN, RESERVED, CHARGED, RECEIVED OR PAID ON THE ADVANCES, INCLUDE AMOUNTS WHICH BY APPLICABLE LEGAL REQUIREMENT ARE DEEMED INTEREST WHICH WOULD EXCEED THE MAXIMUM RATE, THEN SUCH EXCESS SHALL BE DEEMED TO BE A MISTAKE AND EACH LENDER RECEIVING SAME SHALL CREDIT THE SAME ON THE PRINCIPAL OF ITS ADVANCES (OR IF SUCH ADVANCES SHALL HAVE BEEN PAID IN FULL, REFUND SAID EXCESS TO THE BORROWER). IN THE EVENT THAT THE

MATURITY OF THE ADVANCES ARE ACCELERATED BY REASON OF ANY ELECTION OF THE HOLDER THEREOF RESULTING FROM ANY EVENT OF DEFAULT UNDER THIS AGREEMENT OR OTHERWISE, OR IN THE EVENT OF ANY REQUIRED OR PERMITTED PREPAYMENT, THEN SUCH CONSIDERATION THAT CONSTITUTES INTEREST MAY NEVER INCLUDE MORE THAN THE MAXIMUM RATE, AND EXCESS INTEREST, IF ANY, PROVIDED FOR IN THIS AGREEMENT OR OTHERWISE SHALL BE CANCELED AUTOMATICALLY AS OF THE DATE OF SUCH ACCELERATION OR PREPAYMENT AND, IF THERETOFORE PAID, SHALL BE CREDITED ON THE APPLICABLE ADVANCES (OR, IF THE APPLICABLE ADVANCES SHALL HAVE BEEN PAID IN FULL, REFUNDED TO THE BORROWER OF SUCH INTEREST). IN DETERMINING WHETHER OR NOT THE INTEREST PAID OR PAYABLE UNDER ANY SPECIFIC CONTINGENCIES EXCEEDS THE MAXIMUM RATE, THE LOAN PARTIES AND THE LENDERS SHALL TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LEGAL REQUIREMENT AMORTIZE, PRORATE, ALLOCATE AND SPREAD IN EQUAL PARTS DURING THE PERIOD OF THE FULL STATED TERM OF THE OBLIGATIONS ALL AMOUNTS CONSIDERED TO BE INTEREST UNDER APPLICABLE LEGAL REQUIREMENT AT ANY TIME CONTRACTED FOR, CHARGED, RECEIVED OR RESERVED IN CONNECTION WITH THE OBLIGATIONS. THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WHICH MAY BE IN APPARENT CONFLICT HEREWITH.

Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Loan Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Loan Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13    Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 9.14    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the credit facility evidenced hereby has not been terminated.

Section 9.15    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

Section 9.16    Submission to Jurisdiction; Service of Process. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party or any Related Party of any Secured Party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirement. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its Properties in the courts of any jurisdiction. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.09. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.17    Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.18    Execution in Counterparts; Electronic Execution.

(a)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.19    Independent Effect of Covenants. Holdings and the Borrower expressly acknowledge and agree that each covenant contained in Articles V or VI hereof shall be given independent effect. Accordingly, no Loan Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles V or VI, before or after giving effect to such transaction or act, Holdings or the Borrower shall or would be in breach of any other covenant contained in Articles V or VI.

Section 9.20    USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.21    Flood Insurance Regulations. If applicable, Jefferies Finance LLC, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Insurance Regulations (defined below); however, Jefferies Finance LLC reminds each Lender and Participant that, pursuant to the Flood Insurance Regulations, each federally regulated lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the Flood Insurance Regulations. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Collateral” and no Building or Manufactured (Mobile) Home is intended to be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 9.22    NON-RELIANCE. IN EXECUTING THIS AGREEMENT, EACH LOAN PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.23    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.24    Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the

Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable Legal Requirement or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 9.25    Injunctive Relief. Each Loan Party hereto recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Loan Party hereto agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.26    No Advisory or Fiduciary Responsibility.

(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s- length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Collateral Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Collateral Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender Party has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Collateral Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Collateral Agent, the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Collateral Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Collateral Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)    Each Loan Party acknowledges and agrees that each Lender, the Collateral Agent, the Administrative Agent and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Collateral Agent, the Administrative Agent or Affiliate thereof were not a Lender, the Collateral Agent, Administrative Agent or an Affiliate thereof (or an agent or any other Person with any similar role under the credit facilities evidenced hereby) and without any duty to account therefor to any other Lender, the Collateral Agent, the Administrative Agent, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender, the Collateral Agent, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities evidenced hereby or otherwise without having to account for the same to any other Lender, the Collateral Agent, the Administrative Agent, Holdings, the Borrower or any Affiliate of the foregoing.

Section 9.27    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Instruments which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent, the Collateral Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 9.28    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability;

(i)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(ii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.29    ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.30    Intercreditor Matters. Each Lender hereby (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.

[Remainder of this page intentionally left blank. Signature page follows.]

PENN VIRGINIA HOLDING CORP., a Delaware Corporation

By:	/s/ Steve A. Hartman
Name:	Steven A. Hartman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

PENN VIRGINIA CORPORATION, a Virginia corporation

By:	/s/ Steve A. Hartman
Name:	Steven A. Hartman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, and a Lender

By:	/s/ John Koehler
Name:	John Koehler
Title:	Senior Vice President

[Signature Page to Credit Agreement]

ARES CAPITAL CORPORATION, as a Lender

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND, as a Lender

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

ARES JASPER FUND, L.P., as a Lender
By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

ARES ND CREDIT STRATEGIES FUND LLC, as a Lender
By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P., as a Lender
By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

ARES DIRECT FINANCE I LP, as a Lender
By: Ares Capital Management LLC, its investment manager

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

FS ENERGY AND POWER FUND, as a Lender
By: GSO Capital Partners LP as Sub-Adviser

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ANNEX I

Lender	Commitment
Jefferies Finance LLC	$50,000,000
Ares Capital Corporation (ARCC)	$90,132,019
CION Ares Diversified Credit Fund (CADEX)	$500,000
Ares Jasper Fund, L.P.	$2,594,554
Ares ND Credit Strategies Fund LLC	$1,193,740
Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.	$1,803,335
Ares Direct Finance I LP	$3,776,352
FS Energy and Power Fund	$50,000,000
Total:	$200,000,000

Annex I

SCHEDULE I

NOTICE INFORMATION

Administrative Agent:

Jefferies Finance LLC

520 Madison Avenue

New York, NY 10022

Attention: Account Manager – Penn Virginia Holdings Corp.

Facsimile: 212-284-3444

Electronic Mail: JFin.Admin@Jefferies.com

Loan Parties:

at c/o Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

Attn: Steven A. Hartman

713-722-6529

Steve.hartman@pennvirginia.com

Schedule I